Exhibit 99.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

August 10, 2013

by and among

ROCKWELL COLLINS, INC.,

AVATAR MERGER SUB, INC.,

RADIO HOLDINGS, INC.

and

TC GROUP IV MANAGING GP, L.L.C.

4.13	Company Benefit Plans	31
4.14	Labor Relations	33
4.15	Taxes	34
4.16	Brokers’ Fees	35
4.17	Insurance	35
4.18	Licenses, Permits and Authorizations	36
4.19	Machinery, Equipment and Other Tangible Property	36
4.20	Real Property	36
4.21	Intellectual Property	36
4.22	Environmental Matters	38
4.23	Absence of Changes	38
4.24	Affiliate Matters	39
4.25	Internal Controls	39
4.26	Significant Customers and Suppliers	39
4.27	No Additional Representation or Warranties	39

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER AND
MERGER SUB		39

5.1	Corporate Organization	39
5.2	Due Authorization	40
5.3	No Conflict	40
5.4	Litigation and Proceedings	40
5.5	Governmental Authorities; Consents	41
5.6	Financial Ability	41
5.7	Brokers’ Fees	41
5.8	Solvency; Surviving Corporation After the Merger	41
5.9	No Outside Reliance	41
5.10	Acquisition of Interests for Investment	42

ARTICLE VI. COVENANTS OF THE COMPANY		42

6.1	Conduct of Business	42
6.2	Inspection	45
6.3	HSR Act and Foreign Antitrust Approvals	45
6.4	Termination of Certain Agreements	46
6.5	Shareholder Approval	46
6.6	Confidentiality Agreements	46
6.7	Debt Payoff	46

ARTICLE VII.COVENANTS OF BUYER		46

7.1	HSR Act and Foreign Antitrust Approvals	46
7.2	Indemnification and Insurance	48
7.3	Employment Matters	50
7.4	Retention of Books and Records	51

7.5	Contact with Customers and Suppliers	51
7.6	Financing	51

ARTICLE VIII. JOINT COVENANTS		51

8.1	Support of Transaction	51
8.2	Escrow Agreement	52
8.3	Stockholder Approval	52
8.4	Tax Matters	52

ARTICLE IX. CONDITIONS TO OBLIGATIONS		56

9.1	Conditions to Obligations of Buyer, Merger Sub and the Company	56
9.2	Conditions to Obligations of Buyer and Merger Sub	56
9.3	Conditions to the Obligations of the Company	57

ARTICLE X. TERMINATION/EFFECTIVENESS		58

10.1	Termination	58
10.2	Effect of Termination	60
10.3	Entitlement to Damages	60
10.4	Termination Fee	62

ARTICLE XI. HOLDER REPRESENTATIVE		63

11.1	Designation and Replacement of Holder Representative	63
11.2	Authority and Rights of the Holder Representative; Limitations on
	Liability	63

ARTICLE XII. INDEMNIFICATION		64

12.1	Survival of Representations, Warranties and Covenants	64
12.2	Indemnification	65
12.3	Indemnification Claim Procedures	65
12.4	Limitations on Indemnification Liability	67
12.5	Mitigation of Damages	70
12.6	Indemnification Escrow Funds	70
12.7	Indemnification Sole and Exclusive Remedy	70
12.8	Release of Escrow	71

ARTICLE XIII. MISCELLANEOUS		72

13.1	Waiver	72
13.2	Notices	72
13.3	Assignment	73
13.4	Rights of Third Parties	74
13.5	Expenses	74

13.6	Governing Law	74
13.7	Captions; Counterparts	74
13.8	Schedules and Annexes	75
13.9	Entire Agreement	75
13.10	Amendments	75
13.11	Publicity	75
13.12	Severability	76
13.13	Jurisdiction; Waiver of Jury Trial	76
13.14	Enforcement	77
13.15	Non-Recourse	77
13.16	Waiver of Conflicts Regarding Representations; Non-Assertion of
	Attorney-Client Privilege	77

Schedules

Schedule 1.1	Closing Balance Sheet Principles
Schedule 1.2	Permitted Liens
Schedule 4.2	Subsidiaries
Schedule 4.4	No Conflict
Schedule 4.5	Governmental Authorities; Consents
Schedule 4.6	Capitalization of the Company
Schedule 4.7	Capitalization of Subsidiaries
Schedule 4.8	Financial Statements
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Litigation and Proceedings
Schedule 4.11	Legal Compliance
Schedule 4.12	Contracts; No Defaults
Schedule 4.13	Company Benefit Plans
Schedule 4.13(h)	Excess Parachute Payments
Schedule 4.14	Labor Relations
Schedule 4.15	Taxes
Schedule 4.16	Brokers’ Fees
Schedule 4.17	Insurance
Schedule 4.18	Licenses, Permits and Authorizations
Schedule 4.19	Machinery, Equipment and Other Tangible Property
Schedule 4.20	Real Property
Schedule 4.21	Intellectual Property
Schedule 4.22	Environmental Matters
Schedule 4.23	Absence of Changes
Schedule 4.24	Affiliate Matters
Schedule 4.26	Significant Customers and Suppliers
Schedule 5.3	No Conflict
Schedule 5.5	Governmental Authorities; Consents
Schedule 5.7	Brokers’ Fees
Schedule 6.1	Conduct of Business
Schedule 6.4	Termination of Certain Agreements
Schedule 6.7	Debt Payoff
Schedule 9.2(f)	Director Resignations

Annexes

Annex A	- Certificate of Merger
Annex B	- Certificate of Incorporation
Annex C	- Escrow Agreement

v

AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this “Agreement”), dated as of August 10, 2013, is entered into by and among Rockwell Collins, Inc., a Delaware corporation (“Buyer”), Avatar Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Radio Holdings, Inc., a Delaware corporation (the “Company”), and TC Group IV Managing GP, L.L.C., a Delaware limited liability company, solely in its capacity as the initial Holder Representative hereunder.

RECITALS

          WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved and declared advisable the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below);

          WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that the Merger is in the best interest of their respective stockholders; and

          WHEREAS, for certain limited purposes, and subject to the terms, set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Sub and the Company agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

          “Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

          “Adjustment Amount” has the meaning specified in Section 3.4(c).

          “Adjustment Escrow Amount” means an amount equal to (x) two million U.S. dollars (US$2,000,000) multiplied by (y) the sum of the Fully-Diluted Percentages of all Pre-Closing Holders.

          “Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

          “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has the meaning correlative thereto.

          “Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares held by all Pre-Closing Holders immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options held by all holders immediately prior to the Effective Time, plus (iii) the aggregate number of Dissenting Shares immediately prior to the Effective Time.

          “Aggregate Vested Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise in full of all Vested Options held by all holders immediately prior to the Effective Time.

          “Agreement” has the meaning specified in the preamble hereto.

          “Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

          “Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

          “Audited Financial Statements” has the meaning specified in Section 4.8.

          “Auditor” has the meaning specified in Section 3.4(b).

          “Basket Amount” has the meaning specified in Section 12.4(b).

          “Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

          “Buyer” has the meaning specified in the preamble hereto.

          “Buyer Cure Period” has the meaning specified in Section 10.1(c)(i).

          “Buyer Indemnified Parties” has the meaning specified in Section 12.2(a).

          “Cancelled Shares” has the meaning specified in Section 3.1(a).

          “Cash” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with the Closing Balance Sheet Principles. For the avoidance of doubt, “Cash” as of the close of business on the Closing Date shall not include any amounts paid at or before the close of business on the Closing Date in respect of Company Transaction Expenses; provided, however, that “Cash” as of the close of business on the Closing Date will include any cash or cash equivalents of the Company or any of its Subsidiaries distributed to Buyer or otherwise used at the direction of the Buyer or any of its Affiliates at or after the Closing and prior to the close of business on the Closing Date (other than for the operation of the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice).

          “Cash Per Fully-Diluted Common Share” has the meaning specified in Section 3.1(d).

          “Certificate of Merger” has the meaning specified in Section 2.1(a).

          “Certificates” has the meaning specified in Section 3.2(b).

          “Closing” has the meaning specified in Section 2.3.

          “Closing Balance Sheet” has the meaning specified in Section 3.4(a).

          “Closing Balance Sheet Principles” means the accounting practices, policies, judgments and methodologies described in Schedule 1.1.

          “Closing Date” has the meaning specified in Section 2.3.

          “Closing Date Cash” has the meaning specified in Section 3.4(a).

          “Closing Date Funded Debt” has the meaning specified in Section 3.4(a).

          “Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

          “Closing Date Unpaid Company Transaction Expenses” has the meaning specified in Section 3.4(a).

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Share” has the meaning specified in Section 3.1(a).

          “Common Stock” means the Voting Common Stock and the Non-Voting Common Stock.

          “Company” has the meaning specified in the preamble hereto.

          “Company Benefit Plan” has the meaning specified in Section 4.13(a).

          “Company Cure Period” has the meaning specified in Section 10.1(b)(i).

          “Company Transaction Expenses” means the fees and expenses of the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby to the extent incurred at or prior to the Closing or incurred thereafter pursuant to Contracts entered into by the Company or any of its Subsidiaries at or prior to the Closing, including (a) fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors in connection with the transaction contemplated hereby and (b) bonus or other incentive awards to employees, officers, directors or other service providers payable by the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (including pursuant to the retention bonus agreements and transaction bonus agreements described on Schedule 4.23 but excluding severance that may become payable under employment or severance protection agreements); providing, however, that “Company Transaction Expenses” shall not include (i) any expense resulting from termination of employment after the Effective Time, (ii) any retention payments or other payments pursuant to Contracts entered into by the Company or any of its Subsidiaries prior to the date hereof to the extent contingent upon the continuing employment of any individual with, or service of any Person to or for the benefit of, the Company or any of its Subsidiaries for any period after the Closing Date, (iii) any fees or expenses with respect to any financing transaction effected by or on behalf of Buyer or (iv) any fees or expenses for which Buyer is responsible (other than under Section 3.2(c)(iii)) under this Agreement.

          “Confidentiality Agreement” has the meaning specified in Section 13.9.

          “Constituent Corporations” has the meaning specified in Section 2.1(a).

          “Continuing Employees” has the meaning specified in Section 7.3(a).

          “Contracts” means any legally binding contracts, agreements, subcontracts, leases, licenses, commitments and purchase orders.

          “Current Representation” has the meaning specified in Section 13.16(a).

          “Damaged Options” has the meaning specified in Section 10.3(b).

          “Damages” means all losses, damages, Liabilities, claims, diminutions in value, deficiencies, fines, judgments, settlements, payments, Taxes, Liens and other costs and expenses (including the reasonable costs and expenses of any and all Actions or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder).

          “Deficit Amount” has the meaning specified in Section 3.4(d).

          “Designated Person” has the meaning specified in Section 13.16(a).

          “Determination Date” has the meaning specified in Section 3.4(b).

          “DGCL” has the meaning specified in Section 2.1(b).

          “Dissenting Shares” has the meaning specified in Section 3.1(a).

          “Dissenting Stockholders” has the meaning specified in Section 3.1(a).

          “Effective Time” has the meaning specified in Section 2.3.

          “Employee Vested Options” has the meaning specified in Section 3.2(b).

          “Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, or regulations relating to Hazardous Materials, the environment, the protection or preservation of human health or safety, including the health and safety of employees, or the preservation or reclamation of natural resources, as in effect on and as interpreted as of the date hereof.

          “Environmental Liabilities” means any and all Damages that are incurred as a result of or relating to the presence, discharge, disposition, generation, treatment, storage, handling, removal, disposal, transportation, management, Release or threatened Release of, or exposure to, Hazardous Materials or a violation or alleged violation of any Environmental Laws, including:

     (a) Damages in connection with Hazardous Materials for, as a result of or relating to personal injury, or injury or damage to property or natural resources, wherever occurring, whether upon or off of any of the real property owned, leased or operated by the Company or its Subsidiaries, including from the inability to use such properties;

     (b) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other Damages incurred in connection with (i) the investigation or remediation of Hazardous Materials and properties affected by Hazardous Materials, (ii) any violation or alleged violation of Environmental Laws or (iii) the enforcement of any rights or remedies under Environmental Laws;

     (c) Liability arising under Environmental Laws or permits, approvals or licenses issued pursuant to any Environmental Law to any third person or Governmental Authority, whether pursuant to any Contract, Law, breach, violation or otherwise; and

     (d) Damages incurred in connection with any of the foregoing.

          “ERISA” has the meaning specified in Section 4.13(a).

          “ERISA Affiliate” means each Person, trade or business that, together with the Company, is or was treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

          “Escrow Agent” has the meaning specified in Section 3.2(c).

          “Escrow Agreement” has the meaning specified in Section 8.2.

          “Escrow Amount” means the sum of the Adjustment Escrow Amount plus the Indemnification Escrow Amount.

          “Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

          “Escrow Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Common Shares held by such holder immediately prior to the Effective Time and (B) the number of shares of Common Stock issuable upon the exercise of any Vested Options held by such holder immediately prior to the Effective Time, divided by (y) the sum of (A) the aggregate number of Common Shares held by all Pre-Closing Holders immediately prior to the Effective Time and (B) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options held by all holders immediately prior to the Effective Time.

          “Estimated Closing Date Cash” has the meaning specified in Section 3.3.

          “Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3.

          “Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.

          “Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) twenty five million U.S. dollars (US$25,000,000).

          “Estimated Unpaid Company Transaction Expenses” has the meaning specified in Section 3.3.

          “Exchange Agent” has the meaning specified in Section 3.2(a).

          “Excluded Damaged Option” has the meaning specified in Section 10.3(c).

          “Financial Statements” has the meaning specified in Section 4.8.

          “Fully-Diluted Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Common Shares held by such holder immediately prior to the Effective Time and (B) the number of shares of Common Stock issuable upon the exercise of any Vested Options held by such holder immediately prior to the Effective Time, divided by (y) the Aggregate Fully-Diluted Common Shares.

          “Funded Debt” of any Person as of any date means (a) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money, together with accrued and unpaid interest thereon and any prepayment premiums, penalties and any other fees and expenses required to satisfy the Funded Debt under the Contracts set forth on Schedule 6.7, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all amounts owed with respect to letters of credit issued for the account of such Person, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services(excluding obligations of such Person (i) for compensation and benefits to employees and consultants and (ii) to creditors for goods and services incurred in the ordinary course of business), (f) all capitalized lease obligations of such Person, (g) all guaranties or arrangements having the economic effect of a guaranty by such Person of any indebtedness or any of the foregoing of any other Person (excluding the Company and its Subsidiaries), and (h) all accrued interest or penalties on any of the foregoing; provided, that (i) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (ii) obligations under performance bonds other than amounts then due and owing and (iii) liabilities related to the real property leased by the Company at 2551 Riva Road, Annapolis Maryland shall not constitute Funded Debt for the purposes hereof.

          “Funding Amount” has the meaning specified in Section 3.2(a).

          “GAAP” means United States generally accepted accounting principles, consistently applied.

          “Government Contract” shall mean any Contract between the Company or any of its Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor (at any tier) with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

          “Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

          “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

          “Hazardous Material” means any (i) pollutant, contaminant, chemical, pesticide, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction, product or distillate thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law.

          “Holder Allocable Expenses” has the meaning specified in Section 3.5.

          “Holder Damages” has the meaning specified in Section 10.3(a).

          “Holder Representative” has the meaning specified in Section 11.1.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          “Income Tax” means any federal, state, local or foreign net income or franchise (in lieu of net income) Tax or other Tax measured by net income and any interest and penalties or additions thereon.

          “Increase Amount” has the meaning specified in Section 3.4(d).

          “Indemnification Claim” has the meaning specified in Section 12.3(a).

          “Indemnification Escrow Amount” means an amount equal to (x) fifty million U.S. dollars (US$50,000,000) multiplied by (y) the sum of the Fully-Diluted Percentages of all Pre-Closing Holders.

          “Indemnification Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

          “Indemnified Party” has the meaning specified in Section 12.3(a).

          “Indemnified Person” has the meaning specified in Section 7.2(c).

          “Indemnitor” means the party required to provide indemnification pursuant to Section 12.2; provided, however, that solely for the purposes of Sections 12.3 and 12.4, the Holder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 12.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right (i) to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 12.2(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Indemnified Party regarding the Indemnification Claim, and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).

          “Intellectual Property” means any of the following: (i) patents and patent applications and registrations, including utility patents, utility models, design patents and registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations); (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, logos, business, corporate and product names and slogans, trade dress, doing business designations, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright and all other rights of authorship; (iv) internet domain names; (v) trade secrets, know-how and other proprietary rights, whether or not reduced to practice; (vi) rights in computer software; (vii) inventions, invention disclosures and statutory invention registrations, (viii) all other proprietary, intellectual property and other rights relating to any or all of the foregoing and (ix) licenses with respect to any of the foregoing.

          “Interim Financial Statements” has the meaning specified in Section 4.8.

          “Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

          “Leased Real Property” means all real property leased, subleased or licensed (or otherwise occupied pursuant to an occupancy agreement) by the Company or any of its Subsidiaries, the lease, sublease or license of which provides for annual payments in excess of $100,000.

          “Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

          “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, preference, attachment, charge, covenant, condition, restriction, easement, voting trust arrangement, option, adverse claim or other lien of any kind.

          “Majority Holders” has the meaning specified in Section 11.1.

          “Material Adverse Effect” means, (i) with respect to the Company, a material adverse effect on (x) the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company under clause (x) of this definition: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Company or its Subsidiaries operates or the economy as a whole, (D) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including (to the extent related thereto) losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Company or its Subsidiaries, (E) the compliance with the terms of this Agreement (excluding the first sentence of Section 6.1) or any action taken or not taken at the express written request of Buyer or Merger Sub, (F) any natural disaster, (G) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions or change in geopolitical conditions or other similar force majeure events, and (H) any failure of the Company or its Subsidiaries to meet any projections or forecasts, provided that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (A), (B), (C), (F) and (G) above, to the extent that any such change, event or effect has a disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate; provided, that in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to the Company or any of its Subsidiaries (provided that (1) to be taken into account, there shall be reasonable assurance that such insurance or indemnification shall be paid to the Company or any of its Subsidiaries and (2) there shall also be taken into account any costs and expenses to be incurred in connection with the recovery or enforcement of such indemnification and/or insurance proceeds) or (y) the ability of the Company to enter into this Agreement, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, and (ii) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub, in a timely manner, to enter into this Agreement, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

          “Merger” has the meaning specified in Section 2.1(a).

          “Merger Consent” has the meaning specified in Section 8.3.

          “Merger Consideration” has the meaning specified in Section 3.1(c).

          “Merger Sub” has the meaning specified in the preamble hereto.

          “Multiemployer Plan” has the meaning specified in Section 4.13(d).

          “Net Working Capital” has the meaning specified in Section 3.4(a).

          “Non-U.S. Plan” means any employee benefit plan, fund or similar program that is (a) established or maintained outside the U.S. by the Company or any of its Subsidiaries primarily for the benefit of employees of the Company or any one or more of its Subsidiaries outside of the U.S. and (b) not subject to ERISA or the Code.

          “Non-Voting Common Stock” means the non-voting common stock, par value $0.01 per share, of the Company.

          “Option” has the meaning specified in Section 3.1(a).

          “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

          “Pending Claim” has the meaning specified in Section 12.8.

          “Pension Plan” has the meaning specified in Section 4.13(d).

          “Per-Claim Basket” has the meaning specified in Section 12.4(b).

          “Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves on the Closing Balance Sheet have been established in accordance with GAAP, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves on the Closing Balance Sheet have been established in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record or (B) do not materially interfere with the present uses or value of the real property to which they relate, (v) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Funded Debt, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property that are set forth on Schedule 1.2, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money that do not materially interfere with the present uses or value of the property to which they relate, (viii) Liens referred to in the Financial Statements and (ix) Liens described on Schedule 1.2.

          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

          “Post-Closing Representation” has the meaning specified in Section 13.16(a).

          “Pre-Closing Holders” means all Persons who hold one or more Common Shares or Vested Options immediately prior to the Effective Time.

          “Pre-Closing Income Tax Returns” means any Tax Return for any taxable period that ends on or prior the Closing Date and that relates to Income Taxes.

          “Pre-Closing Tax Returns” has the meaning specified in Section 8.4(a).

          “Pre-Closing Taxes” means any liability for Income Taxes of the Company and its Subsidiaries with respect to taxable periods ending on or before the Closing Date or the portion of any Straddle Period that ends on the Closing Date, excluding (i) any such liability for Taxes to the extent of any estimated or other similar Tax payments made by the Company or any its Subsidiaries on or before the Closing Date in respect of such Tax liabilities and (ii) any such liability for Taxes that would not have arisen but for the failure of Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to comply with its obligations under this Agreement; provided, however, that in the case of any Straddle Period, Pre-Closing Taxes shall be determined pursuant to Section 8.4(d)(v). For the avoidance of doubt, “Pre-Closing Taxes” excludes any liability for Income Taxes with respect to taxable periods beginning after the Closing Date or the portion of any Straddle Period that begins after the Closing Date as a result of any election under Section 108(i) of the Code made on or before the Closing Date.

          “Prior Company Counsel” has the meaning specified in Section 13.16(a).

          “Reference Balance Sheet” means the most recent audited balance sheet included in the Financial Statements.

          “Release” shall have the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          “Remedies Exception” has the meaning set forth in Section 4.3.

          “Section 409A” has the meaning specified in Section 4.13(g).

          “Seller Indemnified Parties” has the meaning specified in Section 12.2(b).

          “Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

          “Straddle Period Tax Returns” has the meaning specified in Section 8.4(a).

          “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

          “Survival Expiration Date” has the meaning specified in Section 12.1.

          “Surviving Corporation” has the meaning specified in Section 2.1(b).

          “Taxes” means all federal, state, local, foreign or other tax, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto.

          “Tax Contest Claim” has the meaning specified in Section 8.4(c).

          “Tax Refund” has the meaning specified in Section 8.4(f).

          “Tax Returns” means any return, declaration, report, statement, information statement or return or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

          “Terminating Buyer Breach” has the meaning specified in Section 10.1(c)(i).

          “Terminating Company Breach” has the meaning specified in Section 10.1(b)(i).

          “Termination Date” has the meaning specified in Section 10.1(b)(ii).

          “Termination Date Holder” has the meaning specified in Section 10.3(b).

          “Termination Fee” has the meaning specified in Section 10.4(a).

          “Termination Percentage” has the meaning specified in Section 10.3(c).

          “Unpaid Company Transaction Expenses” means the Company Transaction Expenses that (i) remain unpaid as of the close of business on the Closing Date or (ii) were paid by Buyer pursuant to Section 3.2(c)(iii).

          “Vested Options” has the meaning specified in Section 3.1(a).

          “Voting Common Stock” means the voting common stock, par value $0.01 per share, of the Company.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, John Belcher, Stephen Waechter, Steve Means, Randy Pizzi, Dave Morrisey, Mike Young, Jack Smith, Robert Manigold, Joan Decker and Katherine Richards, and in the case of Buyer or Merger Sub, such party’s executive officers.

ARTICLE II.
THE MERGER; CLOSING

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in substantially the form of Annex A (the “Certificate of Merger”).

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly owned subsidiary of Buyer.

2.2 Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

2.3 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Washington, DC 20004, at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Section 9.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Buyer and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed on the Closing Date with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Annex B, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 7.2.

(b) The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be amended in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that (i) in any event such amended bylaws must comply with Section 7.2 and (ii) all references to the name of Merger Sub shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided that any such amendment shall be subject to the provisions of Section 7.2.

2.5 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

3.1 Conversion of Company Shares and Options.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company, Buyer or Merger Sub, each share of Common Stock held by Buyer, Merger Sub, the Company or any of its Subsidiaries in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”). At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, (i) (A) each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) shares (each,a “ Dissenting Share”) of Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock (the “Dissenting Stockholders”), which Cancelled Shares and Dissenting Shares shall not constitute “Common Shares” hereunder) and (B) each option to purchase shares of Common Stock (“Option”) that is vested, unexercised and outstanding immediately prior to the Effective Time (such Options collectively being referred to herein as the “Vested Options”), shall thereupon be canceled and converted into and become the right to receive, without interest, the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d), and (ii) each Option that is unexercised and outstanding but not vested immediately prior to the Effective Time shall terminate and be forfeited for no consideration.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Buyer or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Subject to the adjustments set forth in Section 3.4, the “Merger Consideration” shall consist of one billion three hundred and ninety million U.S. dollars (US$1,390,000,000) in cash, plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt, plus (iii) the Estimated Closing Date Cash, less (iv) the Estimated Unpaid Company Transaction Expenses, less (v) the amount of Holder Allocable Expenses paid by Buyer to the Holder Representative at Closing in accordance with Section 3.5.

(d) The Merger Consideration shall be allocated among the Pre-Closing Holders as set forth below in this Section 3.1(d). Each Pre-Closing Holder of Common Shares shall be entitled to receive in respect of the Common Shares held by such holder immediately prior to the Effective Time a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share (as defined below), multiplied by (y) the number of Common Shares held by such holder immediately prior to the Effective Time. Each Pre-Closing Holder of Vested Options shall be entitled to receive in respect of the Vested Options held by such holder immediately prior to the Effective Time a portion of the Merger Consideration equal to (i) the product of (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of shares of Common Stock issuable upon exercise in full of all Vested Options held by such holder immediately prior to the Effective Time, minus (ii) the aggregate cash exercise price payable upon exercise of all Vested Options held by such holder immediately prior to the Effective Time. For purposes of the foregoing, the “Cash Per Fully-Diluted Common Share” shall mean (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Vested Option Exercise Price, divided by (ii) the Aggregate Fully-Diluted Common Shares.

(e) From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company. All consideration paid pursuant to this Article III upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Common Shares shall be made thereafter. If, between the date of this Agreement and the Effective Time, the shares of Common Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then the Cash Per Fully-Diluted Common Share shall be appropriately adjusted.

3.2 Payment and Exchange of Certificates.

(a) Subject to the penultimate sentence of Section 3.2(b), immediately prior to the Effective Time, Buyer shall pay to Wells Fargo Bank, National Association, or another exchange agent selected by the Company and Buyer (the “Exchange Agent”), by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the Merger Consideration (determined before giving effect to the adjustments provided for in Section 3.4), minus (ii) the product of (A) the number of Dissenting Shares and (B) the Cash Per Fully-Diluted Common Share (determined before giving effect to the adjustments provided for in Section 3.4), minus (iii) the Escrow Amount; provided that Buyer will promptly thereafter pay to the Exchange Agent any amounts by which the Funding Amount increases due to any Dissenting Shares becoming Common Shares in accordance with Section 3.8.

(b) After the Effective Time, (x) each Pre-Closing Holder of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”), upon surrender of such Certificates and a letter of transmittal in a form reasonably agreed by Buyer and the Holder Representative (which shall include, among other things, an executed consent to the appointment of the Holder Representative as contemplated by Article XI and customary representations and warranties, including with respect to ownership of the Common Shares, free and clear of all Liens) to the Exchange Agent, and (y) each Pre-Closing Holder of Vested Options shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration into which such holder’s Common Shares and/or Vested Options shall have been converted as a result of the Merger; provided, however, that any payment with respect to Vested Options held by employees of the Company or its Affiliates (“Employee Vested Options”) shall be reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Company for disbursement to the applicable taxing authority; and provided, further, that a portion of the Merger Consideration otherwise payable to each Pre-Closing Holder equal to the product of the Escrow Amount multiplied by such holder’s Escrow Percentage shall be held in escrow in accordance with Section 3.4(d) and the Escrow Agreement. Notwithstanding the foregoing, in the event that any Pre-Closing Holder of Common Shares delivers the Certificate(s) representing such Common Shares to Buyer prior to the Closing, as well as a letter of transmittal in the form described in subclause (x) above, Buyer shall pay the amount which such Pre-Closing Holder is entitled in consideration therefor to such Pre-Closing Holder at the Closing by wire transfer of immediately available funds, and the amount payable by Buyer to the Exchange Agent pursuant to Section 3.2(a) shall be reduced by the aggregate amount of any such payments by Buyer to all such Pre-Closing Holders. Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s), a holder’s Certificate(s) shall be deemed for all purposes to evidence only such holder’s right to receive, without interest, the portion of the Merger Consideration into which such Common Shares shall have been converted by the Merger.

(c) At the Closing, (i) Buyer shall pay a portion of the Merger Consideration equal to the Escrow Amount to Wells Fargo Bank, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow; provided that Buyer will promptly thereafter pay to the Escrow Agent any amounts by which the Escrow Amount increases due to any Dissenting Shares becoming Common Shares in accordance with Section 3.8, (ii) Buyer shall, or shall cause Merger Sub to, pay to the intended beneficiaries thereof (as identified in writing by the Company to Buyer prior to the Closing) the Funded Debt under the Contracts set forth on Schedule 6.7 and (iii) Buyer shall pay the intended beneficiaries thereof (as identified in writing by the Company to Buyer prior to the Closing) the Estimated Unpaid Company Transaction Expenses.

3.3 Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Unpaid Company Transaction Expenses. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement setting forth (a) its good faith estimate of (i) Closing Date Net Working Capital (“ Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Cash (“Estimated Closing Date Cash”), and (iv) Closing Date Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”) and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount. Commencing with the Company’s delivery of such written statement to Buyer, Buyer shall have reasonable access to the records and appropriate personnel of the Company and its Subsidiaries relating to the preparation of, and the reasonable opportunity to consult with the Company and the Holder Representative for purposes of confirming or disputing the amounts set forth in, such written statement. If Buyer shall have any reasonable comments on any item set forth in such written statement, the Company and the Holder Representative shall, in good faith, take into account such comments and revise, if appropriate, such written statement accordingly, but no actual or alleged failure of the Holder Representative to revise such statement shall be the basis for any claim by Buyer or Merger Sub for breach for any purpose hereunder, including Articles IX, X and XII.

3.4 Adjustment Amount.

(a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iv) a calculation of Cash of the Company (“Closing Date Cash”), and (v) a calculation of Unpaid Company Transaction Expenses (“Closing Date Unpaid Company Transaction Expenses”),in each case, calculated as of the close of business on the Closing Date consistent with the Closing Balance Sheet Principles without giving effect to the consummation of the Merger, including any payments of cash in respect of the Merger Consideration, or any financing transactions in connection therewith or, after the Effective Time, any other action or omission by Buyer, the Surviving Corporation or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice. Following the Closing, Buyer shall provide the Holder Representative and its representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet. “Net Working Capital” as of any date shall mean (i) the consolidated current assets of the Company and its Subsidiaries as of such date (excluding (x) Cash and (y) all Income Tax assets), minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding (x) Funded Debt and (y) all Income Tax liabilities), in each case, as calculated in accordance with the Closing Balance Sheet Principles and the definitions of the defined terms used in this Section 3.4(a) and the Closing Balance Sheet Principles.

(b) If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Unpaid Company Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide such a notice of disagreement within such forty-five (45)-day period, the Holder Representative shall be deemed to have agreed to the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. The Holder Representative hereby irrevocably waives the right to assert any objection with respect to Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses that is not asserted in such a notice of disagreement delivered by the Holder Representative to Buyer within forty-five (45) days after its receipt of the Closing Balance Sheet. In the event any such notice of disagreement is timely provided, Buyer and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Unpaid Company Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Holder Representative) (the “Auditor”). Each of Buyer and the Holder Representative shall within fifteen (15) days after the engagement of the Auditor provide their assertions regarding the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Unpaid Company Transaction Expenses and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. Except for the foregoing, none of Buyer, the Holder Representative or any Pre-Closing Holder will make (or permit any of their Affiliates to make) any additional submission to the Auditor except pursuant to a written request by the Auditor. None of Buyer, the Holder Representative or any Pre-Closing Holder will communicate (or permit any of their Affiliates to communicate) with the Auditor without providing the other a reasonable opportunity to participate in such communication with the Auditor (other than with respect to written submissions in response to the written request of the Auditor). The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Unpaid Company Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor, it being understood that the Auditor will have no authority to make any adjustments to any financial statements or amounts other than amounts that are in dispute) in order to be calculated in accordance with the Closing Balance Sheet Principles (and the definitions of the defined terms used in Section 3.4(a) and the Closing Balance Sheet Principles). In resolving any disputed item, the Auditor may not assign a value to such item greater than the greatest value for such item asserted by Buyer or the Holder Representative or less than the smallest value for such item asserted by Buyer or the Holder Representative, except as the Auditor believes appropriate in accordance with the Closing Balance Sheet Principles as a result of the resolution of another item. The determination of the Auditor shall be final, conclusive, non-appealable and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Holder Representative as a Holder Allocable Expense, on the other, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Holder Representative (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.

(c) The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.4(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Cash, plus (iv) Estimated Unpaid Company Transaction Expenses, minus Closing Date Unpaid Company Transaction Expenses (as finally determined in accordance with Section 3.4(b)). If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.4(d).

(d) If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) Buyer shall pay to each Pre-Closing Holder an amount in cash equal to (i) such holder’s Fully-Diluted Percentage, multiplied by (ii) the Adjustment Amount, less any applicable withholding, and (y) the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the Adjustment Escrow Funds, multiplied by (ii) such holder’s Escrow Percentage, less any applicable withholding. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) the Escrow Agent shall pay, from the Adjustment Escrow Funds, to Buyer an amount equal to (A) the Deficit Amount, multiplied by (B) the sum of the Fully-Diluted Percentages of all Pre-Closing Holders, and (y) if any of the Adjustment Escrow Funds remain after such payment to Buyer, the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the balance of the Adjustment Escrow Funds, multiplied by (ii) such holder’s Escrow Percentage, less any applicable withholding; provided, however, that if the Deficit Amount to be paid pursuant to clause (x) above exceeds the Adjustment Escrow Funds, then the Escrow Agent shall pay such excess from the Indemnification Escrow Funds. Upon determination of the Adjustment Amount pursuant to Section 3.4(b) and Section 3.4(c), each of Buyer and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds and, if necessary, the Indemnification Escrow Funds in accordance with this Section 3.4(d). Notwithstanding the foregoing, any distributions to the Pre-Closing Holders of Vested Options pursuant to this Section 3.4(d) shall be net of the amount of any Taxes required to be withheld from such distributions under applicable Law, and the amounts so withheld shall be paid over to the Company for payment by the Company to the applicable Governmental Authority as required by Law. In no event shall the Holder Representative or any Pre-Closing Holder have any liability under this Section 3.4 in excess of such holder’s allocable share of the Adjustment Escrow Funds and, if necessary, the Indemnification Escrow Funds. In no event shall Buyer be entitled to payment pursuant to this Section 3.4(d) of any amount in excess of the Adjustment Escrow Funds and, if necessary, the Indemnification Escrow Funds.

3.5 Holder Allocable Expenses. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Holder Representative may provide to Buyer a written estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of the aggregate amount of the fees and expenses incurred, or that may be incurred, by the Holder Representative in its capacity as Holder Representative in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby (the “Holder Allocable Expenses”). On the Closing Date, Buyer shall pay to the Holder Representative, by wire transfer to an account or accounts designated by the Holder Representative in writing at least one (1) Business Day prior to the Closing Date, immediately available funds in the amount of such Holder Allocable Expenses. Following such payment, in no event shall Buyer, the Company or any of their respective Subsidiaries be obligated to reimburse the Holder Representative for any fees and expenses. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet with respect to liabilities for the Holder Allocable Expenses.

3.6 Exchange Agent. Promptly following the date which is one hundred eighty (180) days after the Effective Time, Buyer shall instruct the Exchange Agent to deliver to Buyer all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of a Certificate (other than Certificates representing Dissenting Shares) may surrender such Certificate to Buyer and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Buyer shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.

3.7 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III. As a condition precedent to the payment of Merger Consideration in respect of any such lost, stolen or destroyed Certificate, the Person to whom the Merger Consideration is to be paid shall agree to indemnify the Surviving Corporation, in a manner reasonably satisfactory to the Surviving Corporation, against any claim that may be made against Buyer, Merger Sub or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.8 Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share (and such holder shall be treated as a Pre-Closing Holder) immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon. The Company will give Buyer prompt notice of all written notices received by the Company pursuant to Section 262 of the DGCL, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares of Common Stock for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Common Stock (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).

3.9 Withholding. Buyer, the Company, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated in this Agreement, to any Person such amounts that Buyer, the Company, the Exchange Agent and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign law; provided, however, that no amounts will be withheld from any payments in respect of Common Shares or Dissenting Shares so long as the Company complies with Section 9.2(d) on or prior to the Closing. To the extent that amounts are so withheld, and duly deposited with the appropriate Governmental Authority, by Buyer, the Company, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer and Merger Sub as follows except as set forth in the Schedules to this Agreement (it being understood that any disclosure made in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to any other Section or Schedule of this Agreement (regardless of whether or not a specific cross-reference is made thereto) only to the extent its relevance to such other Section or Schedule is reasonably apparent):

4.1 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Buyer are true and complete. The Company is duly licensed or qualified and (where applicable) in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.2 Subsidiaries. The Subsidiaries of the Company and their jurisdiction of incorporation or organization are set forth on Schedule 4.2. The Subsidiaries have been duly formed or organized and are validly existing in good standing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not reasonably be expected to result in a material loss or liability. The Company has previously provided to Buyer true and complete copies of the organizational documents of its Subsidiaries. Each Subsidiary is duly licensed or qualified and (where applicable) in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the Merger Consent). This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4 No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of,or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (c) violate any provision of or result in a breach of any agreement, indenture or other instrument to which the Company or one of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, terminate or result in the termination of, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a) or (d) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except to the extent that the occurrence of any of the foregoing items set forth in clause (c) would not reasonably be expected to result in a material loss or liability.

4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law; (b) as otherwise disclosed on Schedule 4.5; and (c) the filing of the Certificate of Merger in accordance with the DGCL.

4.6 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of (i) 3,000,000 shares of Voting Common Stock, of which 2,570,000 shares are issued and outstanding and held of record by Persons and in the amounts as set forth on Schedule 4.6, in each case as of the date of this Agreement, and (ii) 410,000 shares of Non-Voting Common Stock, of which 67,756.66 shares are issued and outstanding and held of record by Persons and in the amounts as set forth on Schedule 4.6, in each case as of the date of this Agreement. All of the issued and outstanding shares of Common Stock are certificated and have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b) Schedule 4.6 sets forth, as of the date hereof, a complete list of the Options, including the name of each holder of an option, the option plan under which each such option was issued, the number of shares of Non-Voting Common Stock subject to each such option, the exercise price of each such option and the expiration date of each such option. Each unvested Option that is outstanding as of the Closing will, as permitted by its terms and the terms of the Equity Incentive Plan, vest in connection with the Merger.

(c) Except as set forth on Schedule 4.6, there are no outstanding options, warrants, stock appreciation rights, other rights or other securities convertible into, exchangeable or exercisable for or otherwise relating to shares of the Common Stock, any other commitments or agreements providing for or relating to the issuance of additional shares, the delivery or sale of treasury shares, or for the repurchase or redemption of shares of Common Stock, any bonds, debentures, notes or other indebtedness of any type whatsoever having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of capital stock or other equity interests of the Company may vote, or any agreements of any kind which may obligate the Company to issue, deliver, sell, purchase, register for sale, redeem or otherwise acquire, or relating to, any of its capital stock. Except as set forth on Schedule 4.6, there is no voting trust, proxy or other agreement or understanding with respect to the voting of the shares of Common Stock.

4.7 Capitalization of Subsidiaries. The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 4.7, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens other than (a) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Subsidiary, (b) for any restrictions on sales of securities under applicable securities Laws or (c) Permitted Liens. Except as set forth on Schedule 4.7, there are no outstanding options, warrants, stock appreciation rights, other rights or other securities convertible into, exercisable or exchangeable for or otherwise relating to any capital stock of such Subsidiaries, any other commitments or agreements providing for or relating to the issuance of additional shares, the delivery or sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiaries’ capital stock, any bonds, debentures, notes or other indebtedness of any type whatsoever of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of capital stock or other equity interests of any of the Company’s Subsidiaries may vote, or any agreements of any kind which may obligate the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, register for sale, redeem or otherwise acquire, or relating to, any capital stock of such Subsidiaries. Except as set forth on Schedule 4.7, there is no voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of such Subsidiaries. Except for the equity interests of the Subsidiaries set forth on Schedule 4.2, none of the Company nor any of its Subsidiaries own any equity, partnership, membership or similar interest in any other Person.

4.8 Financial Statements. Attached as Schedule 4.8 are (a) the audited consolidated balance sheet and statements of income, cash flow and stockholders’ equity of ARINC Incorporated and its Subsidiaries as of and for the twelve-month period ended December 31, 2012, together with the auditor’s report thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of ARINC Incorporated and its Subsidiaries as of and for the six-month period ended June 30, 2013 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP. The Financial Statements have been prepared from and in accordance with the books, accounts and financial records of the Company and its Subsidiaries (which are maintained in accordance with GAAP) and in accordance with GAAP consistently applied (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal, recurring, year-end adjustments).

4.9 Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) reflected or reserved for on the most recent balance sheet included the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) for fees and expenses incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in Schedule 4.9 or (e) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.10 Litigation and Proceedings. Except as set forth on Schedule 4.10, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of the Company, investigations before or by any Governmental Authority against the Company or any of its Subsidiaries which would reasonably be expected to involve payments of $250,000 or more or non-monetary remedies that are materially adverse to the Company and (b) there is no outstanding material Governmental Order by or with any arbitrator, court or other Governmental Authority to which the Company, any of its Subsidiaries or any of their respective assets are bound.

4.11 Legal Compliance.

(a) Except with respect to matters set forth on Schedule 4.11, (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws; and (ii) no written claims or complaints from any Governmental Authority or other Persons have been asserted or received by the Company or any of its Subsidiaries within the past two years alleging that the Company or any of its Subsidiaries is in material violation of any Laws applicable to the Company or any of its Subsidiaries.

(b) Except with respect to matters set forth on Schedule 4.11, none of the Company or any of its Subsidiaries, nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any payment to a Governmental Authority or governmental, administrative or regulatory official or employee or to any political party or campaign in violation of the U.S. Foreign Corrupt Practices Act or similar applicable Laws.

(c) Except with respect to matters set forth on Schedule 4.11, (i) the Company and its Subsidiaries are in compliance in all material respects with the licensing requirements of the Export Administration Act and the Export Administration Regulation, the Arms Export Control Act (22 U.S.C. §2778) and the International Traffic in Arms Act (22 C.F.R. §120 et seq.); (ii) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws requiring registration with the Office of Defense Trade Controls of the United States Department of State (22 C.F.R. Part 122); (iii) the Company and its Subsidiaries have not allowed any non-U.S. citizens to have access to, handle or administer classified materials or to gain access to a control facility designated as classified or governed by the National Industrial Security Program Operating Manual of the United States Department of Defense under which foreign nationals may not be admissible as the term is used by the United States Department of Defense or the United States Department of Defense Security Services; and (iv) the Company and its Subsidiaries have not engaged in any conflicts of interest as prohibited by the Federal Acquisition Regulations subparts 9.505-1 through and including 9.505-4, as incorporated into any Government Contract to which it is a party.

4.12 Contracts; No Defaults; Government Contracts.

(a) Schedule 4.12 contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Contracts for labor and employment matters set forth on Schedule 4.13 and Schedule 4.14 and Contracts relating to insurance policies set forth on Schedule 4.17). True and complete copies of the Contracts listed on Schedule 4.12 have been made available to Buyer or its agents or representatives.

(i) Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts, including Government Contracts (and Contracts included as part of Government Contracts), of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $5,000,000 which are not cancelable (without penalty, cost or other liability) within ninety (90) days;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, having an outstanding principal amount in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $5,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves annual payments in excess of $2,000,000;

(v) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (and other than with respect to wholly owned Subsidiaries of the Company);

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $2,000,000;

(vii) Each Contract containing covenants limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or operate at any location;

(viii) Each Contract pursuant to which the Company or any of its Subsidiaries licenses Intellectual Property to or from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year;

(ix) Each Government Contract with a funded value in excess of $10,000,000;

(x) Each Contract under which (A) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed any material Liabilities of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries have directly or indirectly guaranteed any material Liabilities of any Person (other than the Company or any of its Subsidiaries) (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practices);

(xi) Each Contract providing for the services of independent contractors or consultants (or similar arrangements) that, in each case, involves (or in the past two years involved) annual payments in excess of $250,000;

(xii) Each Contract under which the Company or any of its Subsidiaries has directly or indirectly made any material loan to any Person; and

(xiii) Each derivative, hedging and similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices), in each case, having an outstanding principal or notional amount exceeding $250,000.

Each Contract set forth or required to be set forth on Schedule 4.12 or Schedule 4.14 is referred to herein as a “Material Contract.”

(b) Except as set forth on Schedule 4.12 (or Schedule 4.4 or Schedule 4.5), as of the date of this Agreement, all of the Material Contracts are (i) in full force and effect, subject to the Remedies Exception and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12, and except, in each case, where the occurrence of such breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Material Contract, (y) neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Material Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract (in each case, with or without notice or lapse of time or both).

(c) Except as set forth on Schedule 4.12, since January 1, 2011: (i) neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority; (ii) no suspension or debarment actions with respect any Government Contract have been commenced or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries; (iii) all certificates submitted by the Company and its Subsidiaries in connection with each of the Company’s and its Subsidiaries’ U.S. Government Contracts and each of the Company’s and its Subsidiaries’ quotations, bids and proposals for Government Contracts were accurate and complete in all material respects as of the date of submission; (iv) to the knowledge of the Company, other than investigations and audits conducted in the ordinary course of Government Contract administration, there are no investigations or audits, completed or underway, by any Governmental Authority with respect to any Government Contract or any quotation, bid or proposal for a Government Contract; (v) to the knowledge of the Company, there are no material outstanding claims or disputes against or with the Company or any of its Subsidiaries relating to any of the Company’s or any of its Subsidiaries’ Government Contracts and involving either the U.S. Government, any prime contractor, any higher-tier subcontractor or any third party and no negative determination of responsibility has been issued in the past three years against the Company or any of its Subsidiaries with respect to any quotation, bid or proposal for a U.S. Government Contract; (vi) the Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (“FAR”), the FAR cost principles and the Cost Accounting Standards, applicable to each of the Company’s and its Subsidiaries’ Government Contracts and each of the Company’s and its Subsidiaries’ quotations, bids and proposals for Government Contracts; (vii) the Company and its Subsidiaries are in compliance in all material respects with all applicable requirements under each of the Company’s and its Subsidiaries’ U.S. Government Contracts relating to the safeguarding of and access to classified information; (viii) to the knowledge of the Company, there are no material adverse or materially negative government past performance evaluations or ratings that would reasonably be expected to adversely affect in any material respect the evaluation of the Company’s and its Subsidiaries’ (or their successors’) bids or proposals for future U.S. Government Contracts; and (ix) to the knowledge of the Company, no facts exist which are reasonably likely to give rise to a material claim for price adjustment under the False Claims Act, the Truth in Negotiations Act or to any other request for a material reduction in the price of any of the Company’s or its Subsidiaries’ U.S. Government Contracts.

(d) Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees are in violation in any material respect of any of the security clearances held by such Person. To the knowledge of the Company, all security investigations conducted by any Governmental Authority with respect to the Company and its Subsidiaries in the last two years have resulted in a “satisfactory” or better rating.

4.13 Company Benefit Plans.

(a) Schedule 4.13 sets forth a complete list of each material pension, retirement, profit sharing, savings, deferred compensation, cash or equity incentive, health or welfare or fringe benefit plan including but not limited to any material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other material plan, policy, program or arrangement providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, and under which the Company or any of its Subsidiaries has any obligation or liability (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer copies of (i) each Company Benefit Plan and any trust agreement relating to such plan, with all material amendments thereto, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the three most recent annual reports on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, and (v) to the extent applicable, annual compliance tests for the last three plan years with respect to such Company Benefit Plan.

(c) Except as would not reasonably be expected to result in material loss or liability: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been timely made; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification and there are no circumstances or events which have occurred that are reasonably expected to result in disqualification of such plan, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(d) Except as set forth on Schedule 4.13, no Company Benefit Plan is a (i) multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) single employer or multiple employer pension plan that is subject to Title IV of ERISA or Section 412 of the Code (a “Pension Plan”), or (iii) plan program or arrangement that provides post-retirement medical or life insurance coverage, other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law or for the duration of the calendar month in which the termination of employment occurs. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries or ERISA Affiliates has sponsored, maintained, contributed to, participated in or been required to contribute to or participate in a Multiemployer Plan or Pension Plan at any time within the previous six (6) years with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material loss or liability.

(e) Except as would not reasonably be expected to result in material loss or liability, with respect to the Company Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims. To the knowledge of the Company, no Company Benefit Plan is under audit or investigation by any Governmental Authority, including without limitation the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation or Securities and Exchange Commission.

(f) Except as would not reasonably be expected to result in material loss or liability, each employee, consultant and leased employee who performs services for the Company or any of its Subsidiaries has been properly classified as a common law employee, independent contractor or leased employee at all times for all purposes.

(g) Each Company Benefit Plan and any other plan, program, policy or arrangement that provides for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”) is and has at all relevant times been operated, and since January 1, 2009 been documented, in all material respects in compliance with or exemption from Section 409A.

(h) Except as set forth on Schedule 4.13(h), neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Sections 280G or 4999 (or any corresponding provision of state, local, or foreign tax law).

(i) Except as would not reasonably be expected to result in material loss or liability, each Non-U.S. Plan has been established, operated, funded, maintained, administered, registered and qualified in accordance with all applicable Laws and in accordance with its terms.

4.14 Labor Relations.

(a) Except as set forth on Schedule 4.14, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor agreement covering U.S. or non-U.S. employees and no such agreement is contemplated or being negotiated and there are no petitions pending, or to the Company’s knowledge, threatened to certify a union as the collective bargaining representative of any of employee of the Company or any of its Subsidiaries. The Contracts listed on Schedule 4.14 include all individual employment, consulting, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, either the Company or any of its Subsidiaries is a party with respect to any current or former employee whose salary and bonus during the fiscal year ended December 31, 2012 exceeded $300,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty. The Company has made available to Buyer true and complete copies of each such Contract, as amended to date. Notwithstanding the foregoing, no employment agreement need be set forth on Schedule 4.14 or disclosed to Buyer if such employment agreement is in all material respects in a form that is identified on Schedule 4.14 and a true and complete copy of such form has been made available to Buyer; provided that the Company has identified to Buyer each individual who has an employment agreement in such form.

(b) Except as would not reasonably be expected to result in material loss or liability, each of the Company and its Subsidiaries is in compliance with all applicable Laws regarding labor and employment, including wages and hours, payroll, workers compensation, workplace safety, employment practices, terms and conditions of employment, affirmative action, equal opportunity, immigration and any applicable foreign labor or employment Law. Within the last two years, neither the Company nor any of its Subsidiaries has experienced and, to the Company’s knowledge, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state or foreign Law, except as would not reasonably be expected to result in material loss or liability. Except as would not reasonably be expected to result in material loss or liability, no grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Company’s knowledge, threatened. Except as would not reasonably be expected to result in material loss or liability, no legal action is pending or, to the Company’s knowledge, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing.

4.15 Taxes. Except as set forth on Schedule 4.15:

(a) All Income Tax and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and filed, and all such Tax Returns are true and complete in all material respects.

(b) The Company and its Subsidiaries have fully paid all material Taxes which are due and payable by the Company and its Subsidiaries.

(c) All material Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Governmental Authority.

(d) No deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn . No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from the Company or any of its Subsidiaries.

(e) There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person that is neither the Company nor any of its Subsidiaries, other than (i) customary agreements with customers, vendors, lessors or lenders or other agreements that do not relate primarily to Taxes.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

(h) None of the Company and its Subsidiaries has been a member of a group of corporations which has filed a combined, consolidated, or unitary Tax Return other than a group the common parent of which was the Company. The Company and its Subsidiaries are not liable for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable state, local or non-U.S. Tax Laws or as a transferee or successor or by contract or otherwise.

(i) No liens for Taxes exist with respect to any of the assets of the Company and its Subsidiaries, except for Permitted Liens.

(j) None of the Company and its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of any applicable state, local or non-U.S. Tax Laws) in its current or in any future taxable period by reason of a change in accounting method required by the Internal Revenue Service (or other taxing authority) occurring prior to the date hereof; and none of the Company and its Subsidiaries has an application pending with any taxing authority requesting permission for any change in accounting method.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.15 (other than Sections 4.15(h) and (j)) may only be relied upon for purposes of liability for taxable periods (or portions thereof) ending on or prior to the Closing Date. Nothing in this Section 4.15 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date or (ii) any Tax positions that Buyer or any of its Affiliates (including the Company and its Subsidiaries) may take in or in respect of a Tax period (or portion thereof) beginning after the Closing Date. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in Section 4.13(g), 4.13(h) and this Section 4.15 shall be the only representations or warranties in this Agreement with respect to Tax matters.

4.16 Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

4.17 Insurance. Schedule 4.17 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True and complete copies of such insurance policies have been made available to Buyer. Except as set forth in Schedule 4.17, (a) none of the Company or any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying coverage thereunder, and (b) all premiums on such insurance policies due and payable have been paid.

4.18 Licenses, Permits and Authorizations. Except as set forth on Schedule 4.18, the Company and its Subsidiaries have obtained all of the material licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. There are no Actions pending or, to the knowledge of the Company, threatened which would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit that is material to the conduct the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries is in material violation of, or material default (with or without notice or lapse of time or both) under, any such license, approval, consent, registration or permit.

4.19 Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 4.19, the Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All such tangible property, taken as a whole, is, in all material respects, in good operating condition and repair (ordinary wear and tear excepted).

4.20 Real Property.

(a) Schedule 4.20 lists, as of the date of this Agreement, all Owned Real Property. Except as set forth on Schedule 4.20, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens.

(b) Schedule 4.20 lists, as of the date of this Agreement, all Leased Real Property. Except as set forth on Schedule 4.20 (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any Subsidiary has received any written notice from any lessor of such Leased Real Property of, nor does the Company or any Subsidiary have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property.

(c) The Owned Real Property and the Leased Real Property comprises all material real property used in the conduct the business of the Company and its Subsidiaries as currently conducted.

4.21 Intellectual Property.

(a) Schedule 4.21 lists each material patent, patent application, trademark, service mark, trade name, copyright, invention disclosure, and mask work owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained, whether in the United States or internationally as of the date of this Agreement.

(b) Except as set forth on Schedule 4.21, the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted, free and clear of all Liens other than Permitted Liens, except where the failure to have such rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that the foregoing statement will not be construed as a representation or warranty of non-infringement, as such representation and warranty is solely as stated in Section 4.21(c)(i).

(c) Except as set forth on Schedule 4.21, or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, (ii) the Company and its Subsidiaries have not received from any Person in the past twelve months any written notice, charge, complaint, claim or other written assertion of any present, impending or threatened infringement or violation by or misappropriation of, or other conflict with, any Intellectual Property of any Person, and (iii) to the knowledge of the Company, no third party is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or its Subsidiaries.

(d) Except as set forth on Schedule 4.21, or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have taken reasonable steps (including measures to protect secrecy and confidentiality) to maintain the confidentiality of any trade secrets or confidential information owned by the Company or any of its Subsidiaries; (ii) all employees, consultants and other representatives of the Company and its Subsidiaries who have access to confidential or proprietary information of the Company and its Subsidiaries have a legal obligation of confidentiality to the Company and/or its Subsidiaries with respect to such information; and (iii) to the knowledge of the Company, all employees of the Company and its Subsidiaries who are involved in the development of potentially patentable inventions, discoveries, and ideas have duly executed and delivered agreements with the Company pertaining to the assignment, without additional consideration, to the Company of all inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment by the Company or its Subsidiaries.

(e) Except as set forth on Schedule 4.21, the software owned by the Company or its Subsidiaries and included in the Intellectual Property of the Company and its Subsidiaries and distributed to customers as part of Company products does not contain any open source or free software that is subject to a Viral License. A “Viral License” is a license for open source or free software such as, by way of example and not limitation, the GNU General Public License, which (i) requires the distribution or making available of the source code of proprietary software into which the open source code is incorporated, (ii) prohibits or restricts a party’s ability to charge a royalty or receive consideration for such proprietary software, or (iii) requires the licensing of such proprietary software for the purpose of making derivative works.

4.22 Environmental Matters. Except as set forth on Schedule 4.22, the Company and its Subsidiaries are in substantial compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 4.22, the Company and its Subsidiaries hold all permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any such permit would not reasonably be expected to result in a material loss or liability. Except as set forth on Schedule 4.22, there are no written claims or notices of violation pending or, to the knowledge of the Company, issued to or threatened, against the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Law. Except as set forth on Schedule 4.22, neither the Company nor any of its Subsidiaries is subject to any Environmental Liability that has not been resolved in all material respects, or except as would not reasonably be expected to result in a material loss or liability. Except as set forth on Schedule 4.22, to the knowledge of the Company, no underground tanks, asbestos containing materials, lead-based paint, toxic mold or polychlorinated biphenyls has been present at any of the real property owned, leased or operated by the Company or its Subsidiaries at any time when such real property was owned, leased or operated by the Company or any of its Subsidiaries, except as would not reasonably be expected to result in a material loss or liability. To the knowledge of the Company, no material environmental assessment reports with respect to any of the real property owned, leased or operated by the Company or its Subsidiaries are in the possession of the Company or any of its Subsidiaries that have not been made available to Buyer. This Section 4.22 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

4.23 Absence of Changes.

(a) Except as set forth on Schedule 4.23, from the date of the most recent balance sheet included in the Interim Financial Statements to the date of this Agreement, there has not been any event, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as set forth on Schedule 4.23, from the date of the most recent balance sheet included in the Interim Financial Statements to the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

(c) Except as set forth on Schedule 4.23, from the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, neither the Company nor any of its Subsidiaries have taken any action or failed to take any action that, if taken after the date hereof would be prohibited by Sections 6.1(a)(iv), 6.1(a)(vi), 6.1(a)(vii), 6.1(a)(ix), 6.1(a)(xii), 6.1(a)(xiv) and 6.1(a)(xviii), nor entered into any agreement or otherwise became obligated to do any of the foregoing.

4.24 Affiliate Matters. Except (a) as set forth on Schedule 4.24, (b) Contracts relating to labor and employment matters set forth on Schedule 4.13 and Schedule 4.14, (c) contracts between or among the Company and its wholly-owned Subsidiaries and (d) contracts entered into on an arm’s length basis and in the ordinary course of business between the Company or one of its wholly-owned Subsidiaries, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by Carlyle Investment Management L.L.C., on the other hand, none of the Company or any of its Subsidiaries is party to any material Contract with any (i) present or former officer, director, shareholder, partner, member or manager of the Company or any of its Subsidiaries or (ii) any Affiliate of the Company or any of its Subsidiaries.

4.25 Internal Controls. The Company has devised and maintains a system of internal accounting controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.26 Significant Customers and Suppliers. Schedule 4.26 lists: (a) the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole (measured by aggregate billings) during the fiscal year ended December 31, 2012 (the “Material Customers”) and (b) the ten (10) largest suppliers of materials,products or services to the Company and its Subsidiaries, taken as a whole (measured by aggregate dollars spent) during the fiscal year ended December 31, 2012 (the “Material Suppliers”). As of the date of this Agreement, no Material Customer or Material Supplier has cancelled, terminated or materially adversely changed the pricing or other terms of its business relationship with the Company and its Subsidiaries since such date, or notified the Company or any of its Subsidiaries in writing since such date of any intent to do so.

4.27 No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Sub or their Affiliates and, except with respect to such party’s fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their Affiliates.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

          Buyer and Merger Sub represent and warrant to the Company as follows:

5.1 Corporate Organization. Each of Buyer and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. True and complete copies of the certificates of incorporation and bylaws of Buyer and Merger Sub have been previously made available by Buyer to the Company. Each of Buyer and Merger Sub is duly licensed or qualified and (where applicable) in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. Buyer owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.

5.2 Due Authorization. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Buyer and Merger Sub, and no other corporate proceeding on the part of Buyer or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and Holder Representative) this Agreement constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.

5.3 No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or Merger Sub is subject or by which any property or asset of Buyer or Merger Sub is bound, (b) conflict with, the certificate of incorporation, bylaws or other organizational documents of Buyer or any Subsidiary of Buyer (including Merger Sub), (c) violate any provision of or result in a breach of any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including Merger Sub) may be bound, terminate or result in the termination of, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Buyer or any Subsidiary of Buyer (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (c) would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

5.4 Litigation and Proceedings. Except as set forth on Schedule 5.4, (a) there are no pending or, to the knowledge of Buyer, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Buyer, investigations, before or by any Governmental Authority against Buyer or Merger Sub which, if determined adversely, could reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub, and (b) there is no outstanding judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Authority to which Buyer or Merger Sub or any of their respective assets are bound which could reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

5.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Buyer or Merger Sub with respect to Buyer or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws; and (c) as otherwise disclosed on Schedule 5.5.

5.6 Financial Ability. Buyer and Merger Sub will have at the Closing cash on hand and/or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Merger Consideration at Closing, (b) effecting the repayment or refinancing of all Funded Debt of the Company as of the Closing Date and (c) paying all related fees and expenses.

5.7 Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

5.8 Solvency; Surviving Corporation After the Merger. None of Buyer or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Buyer and the Surviving Corporation and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.9 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Buyer and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, nor any of its or their respective agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Buyer nor Merger Sub has relied on any representation, warranty or other statement of the Company or any of its Affiliates, or any of its or their respective agents or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, each of Buyer and Merger Sub understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

5.10 Acquisition of Interests for Investment. Each of Buyer and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Each of Buyer and Merger Sub confirms that the Company has made available to Buyer and Merger Sub and Buyer’s and Merger Sub’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries, and each of Buyer and Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Buyer understands and agrees that common stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

ARTICLE VI.
COVENANTS OF THE COMPANY

6.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(i) (1) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law; or (2) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any securities of the Company or any of its Subsidiaries;

(ii) make or declare any dividend or distribution to the stockholders of the Company;

(iii) except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12 or any material insurance policy listed on Schedule 4.17;

(iv) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business;

(v) (A) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Schedule 4.14, take any action with respect to the grant of any material severance or material termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date of this Agreement) which will become due and payable after the Closing Date; (B) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; or (C) except in the ordinary course of business, adopt, enter into or materially amend any Company Benefit Plan or any individual employment, consulting, retention, change in control bonus or severance agreement.

(vi) acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(vii) make any material loans or material advances of money to any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;

(viii) (A) make or rescind any material income tax election to the extent such action would adversely affect Buyer or the Company and its Subsidiaries with respect to a taxable period (or portion thereof) beginning after the Closing Date or (B) except as required or permitted by GAAP, change any accounting principles, methods or practices;

(ix) fail, in any material respect, to make capital expenditures in the ordinary course of business consistent with past practice;

(x) split, divide or subdivide, reverse split, combine, consolidate or reclassify or effect other similar transactions regarding the Common Stock;

(xi) except for repurchases in the ordinary course of business following the death, retirement or termination of any directors, officers or employees, redeem or repurchase any outstanding securities of the Company; (xii) subject any of the Company’s or its Subsidiaries’ material assets or properties to any Lien, other than Permitted Liens;

(xiii) except for drawdowns of credit facilities outstanding as of the date hereof or otherwise in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or guarantee any debt securities of another Person;

(xiv) purchase or lease any real property, other than in the ordinary course of business;

(xv) compromise or otherwise settle (or release any material right in) lawsuits, actions, suits, claims or other proceedings at law or in equity, whether now pending or hereafter made or brought, except for any such proceeding which is settled for cash payments of less than $250,000.

(xvi) except in the ordinary course of business and consistent with past practice, enter into any derivative, hedging or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any other Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xvii) change the fiscal year of the Company or its Subsidiaries;

(xviii) change or modify in any material respect any of the credit, collection or payment policies, procedures or practices of the Company or any of its Subsidiaries, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payments of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities; or

(xix) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

(c) Buyer and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated this Agreement.

6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, from the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and officers and appropriate employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; provided, further, that Buyer and its representatives shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Buyer, Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made to the Holder Representative or such representatives of the Company as the Holder Representative shall designate.

6.3 HSR Act and Foreign Antitrust Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign Law. The Company shall use reasonable best efforts to substantially comply promptly with any Antitrust Information or Document Requests.

(b) The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c) The Company shall promptly furnish to Buyer copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Buyer an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. The Company agrees to the extent practicable to provide Buyer and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.4 Termination of Certain Agreements. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Contract listed on Schedule 6.4.

6.5 Shareholder Approval. Prior to the Effective Time, the Company shall use commercially reasonable efforts to satisfy the shareholder approval requirements set forth in Section 280G(b)(5)(B) of the Code so that no payments received by any Person in connection with the transactions contemplated by this Agreement will result in any excess parachute payment as defined in Section 280G(b)(1) of the Code; provided, however, that the foregoing shall not require the Company to pay any out-of-pocket consideration to any disqualified individual to obtain a waiver of his or her right to receive any payment.

6.6 Confidentiality Agreements. The Company will promptly request all Persons who have heretofore executed a confidentiality agreement in connection with such Persons’ consideration in 2013 of the purchase of the Company or any of its Subsidiaries (or any capital stock of any thereof) or all or any material portion of the business of the Company and its Subsidiaries or any merger, sale of assets or similar transaction involving the Company or any of its Subsidiaries (or any capital stock of any thereof) or all or any material portion of the business of the Company and its Subsidiaries to return or destroy all confidential information heretofore furnished to such Persons by or on behalf of the Company or any of its Affiliates.

6.7 Debt Payoff. The Company will use commercially reasonable efforts to prepare for the full and final payoff by Buyer at Closing (including requesting that its lender provide customary assurances with respect to the releases of Liens) of all Funded Debt under the Contracts set forth on Schedule 6.7.

ARTICLE VII.
COVENANTS OF BUYER

7.1 HSR Act and Foreign Antitrust Approvals.

     (a) In connection with the transactions contemplated by this Agreement, Buyer shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Buyer shall use reasonable best efforts to substantially comply promptly with any Antitrust Information or Document Requests.

     (b) Buyer shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

     (c) Buyer shall cooperate in good faith with the Antitrust Authorities and use its reasonable best efforts to undertake promptly any and all action necessary or advisable to (x) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, or (y) obtain termination or expiration of the waiting period under the HSR Act, including in each case (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Company or Buyer and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Buyer to be sold, licensed or otherwise disposed or held separate thereafter, or otherwise limiting or restricting its right or ability to engage in any business (including the business and assets of the Company and its Subsidiaries), other than the divestiture of, or agreement to divest, any business or assets not required to be divested pursuant to the last sentence of Section 8.1, shall not be deemed a failure to satisfy any condition specified in Article IX.

     (d) Buyer shall promptly furnish to the Company and the Holder Representative copies of any notices or written communications received by Buyer or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyer shall permit counsel to the Company an opportunity to review in advance, and Buyer shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Buyer agrees to the extent practicable to provide the Company, the Holder Representative and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

     (e) Buyer shall be solely responsible for and pay all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

7.2 Indemnification and Insurance.

(a) From and after the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the Company or any of its Subsidiaries (in their capacities as such) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement). Without limiting the foregoing, Buyer shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true and complete copies of which have been heretofore made available to Buyer or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Buyer or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof; provided further that in no event will the Surviving Corporation or Buyer be required to expend an annual premium for such coverage in excess of two hundred fifty percent ( 250%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Schedule 4.17. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, Buyer will cause the Surviving Corporation to obtain that amount of coverage obtainable for an annual premium equal to such amount.

(c) The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.2 (an “ Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Buyer and the Surviving Corporation. In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

(e) Buyer shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.

7.3 Employment Matters.

(a) For a period of one year following the Closing Date, Buyer shall or shall cause the Surviving Corporation to maintain for employees who continue in the employ of Buyer, the Surviving Corporation or any of their Subsidiaries following the Closing Date (“Continuing Employees”), compensation and other benefits which are substantially comparable in the aggregate to those provided to the Continuing Employees immediately prior to the Closing. This Section 7.3 shall not limit the obligation of Buyer to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee or to amend, modify or terminate any particular employee benefit plan or program for or for the benefit of Continued Employees at any time, subject to overall compliance with the terms of this Section 7.3(a).

(b) From and after the Closing, Buyer shall give each Continuing Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing but subject to overall compliance with the terms of Section 7.3(a), to the extent permitted under applicable Law, Buyer shall not be required to provide credit for such service for benefit accrual purposes under (i) any Buyer defined benefit pension plan, (ii) any Buyer defined contribution savings plan with respect to the “Retirement Contribution”or (iii) any Buyer retiree medical or retiree life insurance plan.

(c) Buyer shall (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) give full credit under the welfare plans of Buyer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(d) Notwithstanding anything to the contrary in this Section 7.3, the parties expressly acknowledge and agree that this Agreement is not intended to create a contract between Buyer or the Surviving Corporation, on the one hand, and any employee of the Company or any of its Subsidiaries, on the other hand, and no such employee may rely on this Agreement as the basis for any breach of contract claim against Buyer, the Company or any of its Subsidiaries. No provision of this Section 7.3 is intended to modify, amend or create any employee benefit plan of Buyer or the Company or any of their respective Subsidiaries or Affiliates.

7.4 Retention of Books and Records. Buyer shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current written retention policies of the Company that have been provided to Buyer for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at the Holder Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

7.5 Contact with Customers and Suppliers . Buyer shall reasonably cooperate with the Company with respect to communication with the employees, customers, suppliers, distributors and licensors of, and others having a business relationship with, the Company and its Subsidiaries concerning the transactions contemplated hereby.

7.6 Financing. Buyer and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to cause Buyer and Merger Sub to have, at the Closing cash on hand necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Merger Consideration at Closing, (b) effecting the repayment or refinancing of all Funded Debt of the Company set forth on Schedule 6.7 as of the Closing Date and (c) paying all related fees and expenses of Buyer.

ARTICLE VIII.
JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Buyer, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Buyer, the Company or any of their respective Subsidiaries be obligated to bear any material expense or pay any material fee, other than any routine filing fees, or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party. Anything contained in this Agreement (including Sections 6.3 and 7.1) to the contrary notwithstanding, none of Buyer, the Company or any of their respective Subsidiaries will be required to divest (or agree to divest) any business or assets (other than one or more businesses (or the assets thereof) of the Company or any of its Subsidiaries which businesses together have aggregate annual revenues of no greater than $3,500,000) in connection with the consummation of the transactions contemplated by this Agreement, and the Company and its Subsidiaries shall not, without the prior written consent of Buyer, take any such action.

8.2 Escrow Agreement. Each of the Company, the Holder Representative, Buyer and Merger Sub shall execute and deliver to one another, at the Closing, the Escrow Agreement in the form attached hereto as Annex C (the “Escrow Agreement”).

8.3 Stockholder Approval. Within twelve (12) hours after the execution and delivery of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and the Company’s certificate of incorporation and bylaws, to solicit and obtain the written consent of holders of at least a majority of the shares of Voting Common Stock to adopt this Agreement and approve the Merger and the transactions contemplated hereby (the “Merger Consent”) and (ii) deliver such Merger Consent to Buyer. Immediately following the execution and delivery this Agreement, Buyer, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the related transactions contemplated hereby in accordance with the DGCL and Buyer’s and Merger Sub’s organizational documents.

8.4 Tax Matters.

     (a) Tax Returns. Buyer shall cause the Company to prepare and timely file or cause to be prepared and timely filed, in each case in a manner consistent with past practices of the Company and its Subsidiaries (except where otherwise required by applicable Law), all Tax Returns of the Company and its Subsidiaries for (i) all taxable periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing) (such Tax Returns, “Pre-Closing Tax Returns”) and (ii) all Straddle Periods (such Tax Returns, “ Straddle Period Tax Returns”). Buyer agrees that it shall cause the Company to retain the Tysons Corner, Virginia office of KPMG LLP to prepare all such Pre-Closing Income Tax Returns and Buyer shall cause all such Pre-Closing Income Tax Returns to be delivered to the Holder Representative no later than thirty (30) days before the due date (after giving effect to any applicable extensions of time for filing) for such Pre-Closing Income Tax Returns. Buyer shall cause all other Pre-Closing Tax Returns and all Straddle Period Tax Returns to be delivered to the Holder Representative a reasonable period of time prior to the due date for such Tax Returns (after giving effect to any applicable extensions of time for filing) so that the Holder Representative has a meaningful opportunity to review and comment on such Tax Returns. Buyer shall (or shall cause the Company to) incorporate any reasonable comments provided in writing by the Holder Representative to Buyer with respect to all Pre-Closing Tax Returns and Straddle Period Tax Returns. Buyer shall cause the Company and its Subsidiaries to timely file all Pre-Closing Tax Returns and Straddle Period Tax Returns.

     (b) Cooperation. Buyer and the Holder Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, the Company or its Subsidiaries. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 8.4(c) hereof.

     (c) Tax Contest Claims. Buyer shall promptly notify the Holder Representative in writing upon receipt by the Company or any of its Subsidiaries of notice of any pending or threatened Tax audits or assessments or other Actions relating to Taxes for which the Buyer Indemnified Parties may be entitled to indemnification under Section 12.2(a) hereof (“Tax Contest Claims”); provided, however, no failure or delay by Buyer to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Indemnitor hereunder except to the extent the defense of such Tax Contest Claim is prejudiced thereby. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and describe in reasonable detail the nature of such Tax Contest Claim. Buyer and the Holder Representative shall cooperate with each other in the conduct of any Tax Contest Claim. The Holder Representative shall have the right to control the conduct of any Tax Contest Claim; provided, that the Holder Representative shall keep Buyer informed regarding the progress and substantive aspects of such Tax Contest Claim, Buyer shall be entitled at its expense to participate in any such Tax Contest Claim and the Holder Representative shall not compromise or settle any such Tax Contest Claim without obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if the resolution or settlement of such Tax Contest Claim would materially increase the Tax liability of Buyer, the Company or its Subsidiaries in a taxable period (or portion thereof) that ends after the Closing Date, provided further that Buyer shall have the right to control such Tax Contest Claim if the reasonably expected liability exceeds two times the amount for which the Buyer Indemnified Parties shall be entitled to receive pursuant to Article XII after taking into account the reasonably expected liability for other actual claims under Article XII. If the Holder Representative does not elect to control the conduct of a Tax Contest Claim, then Buyer shall keep the Holder Representative informed regarding the progress and substantive aspects of such Tax Contest Claim, the Holder Representative shall be entitled to participate in such Tax Contest Claim and Buyer shall not compromise or settle any such Tax Contest Claim without obtaining the Holder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provisions of this Section 8.4(c) and Section 12.3, this Section 8.4(c) shall control.

     (d) Certain Conventions for Determining Taxes. The parties hereto agree for purposes of determining the Pre-Closing Holders’ obligation for Taxes pursuant to Section 12.2(a) and for purposes of preparing all relevant Tax Returns relating to the Company and its Subsidiaries, to use the following conventions:

(i) Buyer represents and covenants that it will file a consolidated federal income Tax Return with the Company and its applicable Subsidiaries starting on the day following the Closing Date and the Company and its applicable Subsidiaries will become members of the affiliated group of corporations of which Buyer is the common parent or of which Buyer is a member on the day following the Closing Date.

(ii) Buyer and the Holder Representative agree that the vesting, conversion, cancellation and/or exercise of any options pursuant to the terms hereof or in connection with the transactions contemplated hereby, any bonuses paid or payable by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby and any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs and all deductions related to each of the foregoing are each properly allocable to the taxable period (or portion thereof) of the Company and its Subsidiaries ending on the Closing Date. No party shall utilize (or cause their Affiliates to utilize) the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of foreign, state or local Law) for purposes of reporting such items on the applicable Tax Returns.

(iii) Any gains, income, deductions, losses or other items resulting from any transactions outside the ordinary course of business occurring on the Closing Date, but after the Closing, shall not be treated as occurring on the Closing Date and the parties shall utilize (and cause their Affiliates to utilize) the “next day rule”in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of foreign, state or local Law) for purposes of reporting such items on the applicable Tax Returns.

(iv) No party shall, or shall allow an Affiliate to, make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii) (or any other similar provision of foreign, state or local Law) to ratably allocate items incurred by the Company or any of its Subsidiaries with respect to the transactions contemplated in this Agreement.

(v) To the extent permitted under applicable Law, the Company shall elect (and cause its Subsidiaries to elect) to file a Tax Return for the taxable period ending on the Closing Date; provided that if the Company or any of its Subsidiaries is required to file a Tax Return for a Straddle Period, the portion of any Taxes that are payable for such Straddle Period and relate to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable computed on closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date.

(vi) If Buyer causes or permits the Company or its Subsidiaries to (i) carry back any net operating loss of the Company or any of its Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date to any taxable period of the Company or any of its Subsidiaries ending on or before the Closing Date, or (ii) carry back any other Tax attribute of the Company or any of its Subsidiaries arising in any taxable period (or portion thereof) beginning after the Closing Date to any taxable period (or portion thereof) ending on or before the Closing Date in any relevant Tax jurisdiction, then the Pre-Closing Holders shall not be liable pursuant to Section 12.2(a) for any increase in Taxes that results from such carryback and Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties for any decrease in Tax Refunds the Holder Representative and the Pre-Closing Holders would otherwise be entitled to receive pursuant to Section 8.4(f).

     (e) Buyer shall not, and shall cause the Company and its Subsidiaries not to (i) take any action on the Closing Date other than in the ordinary course of business, (ii) make any election or deemed election under Section 338 of the Code (or any analogous or similar rules in any relevant tax jurisdiction) or (iii) amend any Tax Return; make, revoke or change any Tax election;grant an extension of any applicable statute of limitations; or take any action, fail to take any action or enter into any transaction that could increase the amount of the entitlement of any Buyer Indemnified Party to indemnification pursuant to Section 12.2(a) hereof.

     (f) Except to the extent reflected as an asset in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(b)), any Tax refund, credit or similar benefit (including the carryback of any net operating loss, capital loss or other tax credit carryback from a taxable period ending on or prior to the Closing Date but, for the avoidance of doubt, not from a taxable year ending after the Closing Date, and including any interest paid or credited by a Governmental Authority with respect to such benefit) relating to taxable periods (or portions thereof) of the Company or any of its Subsidiaries that end on or before the Closing Date, claims for which are filed by the Company or any of its Subsidiaries before the Survival Expiration Date (a “Tax Refund”), shall be for the sole benefit of the Pre-Closing Holders. To the extent that Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) receives or utilizes any Tax Refund, such Tax Refund (net of the amount of any Taxes and other reasonable expenses incurred by Buyer or any of its Affiliates (including the Company and any of its Subsidiaries) in respect of such Tax Refund) shall be, within ten (10) days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), (i) if such date of receipt (or filing) is prior to the Survival Expiration Date and, as of such date, the reasonably expected amount of all actual claims on the Indemnification Escrow Funds exceeds the remaining Indemnification Escrow Funds, deposited to the extent of such excess by Buyer with the Escrow Agent and held as part of the Indemnification Escrow Funds, and (ii) otherwise, paid by Buyer to the Holder Representative (on behalf of the Pre-Closing Holders). The parties hereto agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 8.4(d)(v). Buyer and its Affiliates shall, and shall cause the Company or any of its Subsidiaries to, promptly take all reasonable actions (including those actions reasonably requested by the Holder Representative) to file for and obtain any Tax refund, credit or similar benefit (including the carryback of any net operating loss, capital loss or other tax credit carryback from a taxable period ending on or prior to the Closing Date but, for the avoidance of doubt, not from a taxable year ending after the Closing Date) that would give rise to a Tax Refund. Buyer shall, upon request, permit the Holder Representative to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of the Holder Representative.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions:

 (a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

(b) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger.

(c) The Merger Consent shall have been validly obtained under the DGCL and the Company’s certificate of incorporation and bylaws.

9.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Sub:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (it being understood and agreed that all references in such representations and warranties to “material”, “in all material respects”, “ Material Adverse Effect”or any similar standard or qualification shall be disregarded) as of the Closing Date as if made anew and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d) The Company shall have delivered to Buyer a certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Since the date of this Agreement, there shall not have been any event, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) The Company shall have delivered to Buyer duly executed resignations (in form and substance reasonably satisfactory to Buyer), effective immediately after the Effective Time, of the directors of the Company or its Subsidiaries set forth on Schedule 9.2(f).

(g) No more than 5% of the holders of the Aggregate Fully-Diluted Common Shares shall have objected to the Merger and sought appraisal of their Common Shares in accordance with the provisions of the DGCL.

9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct (it being understood and agreed that all references in such representations and warranties to “material”, “in all material respects”, “Material Adverse Effect” or any similar standard or qualification shall be disregarded) as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub.

(b) Each of the covenants of Buyer and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b)have been fulfilled.

ARTICLE X.
TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Buyer;

(b) prior to the Closing, by written notice to the Company from Buyer if:

(i) (A) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (B)(1) all of the conditions set forth in Sections 9.1 and 9.3(a) have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (B) the Company has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3;

(ii) the Closing has not occurred on or before the date that is three (3) months after the date of this Agreement (subject to the proviso to this clause (ii), the “Termination Date”), unless Buyer’s or Merger Sub’s willful breach is the primary reason for the Closing not occurring on or before such date, provided, however, that if the conditions set forth in Section 9.1(a) or Section 9.1(b) (with respect to Section 9.1(b), due to any Governmental Order issued under any antitrust or competition Law, or in connection with any approval, clearance, consent, or filing thereunder) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by the Company or Buyer in writing to a date not beyond the date that is six (6) months after the date of this Agreement; provided, however, that if the conditions set forth in Section 9.1(a) or Section 9.1(b) (with respect to Section 9.1(b), due to any Governmental Order issued under any antitrust or competition Law, or in connection with any approval, clearance, consent, or filing thereunder) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by the Company or Buyer in writing to a date not beyond the date that is nine (9) months after the date of this Agreement;

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, except that if such order or judgment is issued under any non-U.S. antitrust or competition Law, or in connection with any approval, clearance, consent, or filing thereunder, then, for a period of thirty (30) days after receipt by the Company of notice from Buyer of its intention to terminate this Agreement pursuant to this Section 10.1(b)(iii), but only if the Company irrevocably agrees within three (3) Business Days after receipt of such notice to waive the condition set forth in Section 9.1(b) with respect to such order or judgment, such termination shall not be effective and such termination shall become effective only if such order or judgment is still final, non-appealable and in effect at the end of such thirty (30) day period; or

(iv) the Company has not delivered the Merger Consent to Buyer within twelve (12) hours after the execution and delivery of this Agreement; provided that Buyer may only terminate this Agreement pursuant to this Section 10.1(b)(iv) if it has delivered such written notice of termination to the Company within two (2) Business Days of the expiration of such twelve (12) hour period (provided that the failure to so terminate will have no effect on the condition to Closing set forth in Section 9.1(c));

(c) prior to the Closing, by written notice to Buyer from the Company if:

(i) (A) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (2) Buyer or Merger Sub has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3;

(ii) the Closing has not occurred on or before the Termination Date, unless the Company’s or the Holder Representative’s willful breach is the primary reason for the Closing not occurring on or before such date; or

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, except that if such order or judgment is issued under any non-U.S. antitrust or competition Law,or in connection with any approval, clearance, consent, or filing thereunder, then, for a period of thirty (30) days after receipt by Buyer of notice from the Company of its intention to terminate this Agreement pursuant to this Section 10.1(c)(iii), but only if Buyer irrevocably agrees within three (3) Business Days after receipt of such notice to waive the condition set forth in Section 9.1(b) with respect to such order or judgment, such termination shall not be effective and such termination shall become effective only if such order or judgment is still final, non-appealable and in effect at the end of such thirty (30) day period.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in Section 10.3 or in Section 10.4, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Buyer or Merger Sub, as the case may be, for any intentional or willful breach of this Agreement occurring prior to such termination; provided, however, that, (a) a failure of Buyer or Merger Sub to consummate the Merger in breach of this Agreement shall be deemed to be intentional and willful whether or not Buyer and Merger Sub had sufficient funds available to consummate the Merger and (b) a failure of the Company to consummate the Merger in breach of this Agreement shall be deemed to be intentional and willful. In determining losses or damages recoverable upon termination by a party hereto (or, subject to Section 10.3, the Termination Date Holders) for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party or, in the case of the Company, the holders of Common Stock and Options (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages payable to such party or, as provided in Section 10.3, the Termination Date Holders in respect of shares of Common Stock and, to the extent applicable, Options. The provisions of Sections 10.2, 10.3, 10.4, 13.3, 13.4, 13.5, 13.6, 13.7, 13.9, 13.10, 13.11, 13.12, 13.13, 13.14 and 13.15, Article XI and the Confidentiality Agreement, shall survive any termination of this Agreement.

10.3 Entitlement to Damages.

(a) The parties hereto acknowledge and agree that, to the extent Buyer or Merger Sub are required to pay damages or the Termination Fee pursuant to this Article X in an amount that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Holder Damages”) represents an amount of damages payable in respect of losses suffered by the Termination Date Holders in respect of shares of Common Stock and, to the extent applicable, Options. In such a case, the Holder Representative shall, in its sole and absolute discretion, determine the extent, if any, to which such damages or Termination Fee constitute Holder Damages, and Buyer or the Merger Sub, as applicable, shall pay such Holder Damages to the Holder Representative, for the account of, and as agent to, the Termination Date Holders, to one or more accounts designated in writing by the Holder Representative.

(b) On or prior to the date the Holder Damages are paid to the Holder Representative in accordance with Section 10.3(a), or as promptly as practicable thereafter, the Board of Directors of the Company will determine in good faith which, if any, Options which shall have vested on or before the Termination Date should be deemed to be “Damaged Options”for the purposes of determining the Termination Date Holders and each Termination Date Holder’s Termination Percentage. For the purposes of this Agreement, each Person who holds one or more shares of Common Stock or Damaged Options as of 11:59 p.m. (Eastern time) on the date on which this Agreement is terminated shall be deemed to be a “Termination Date Holder”.

(c) Promptly after the later of (i) the determination in accordance with Section 10.3(b) of which, if any, Options are Damaged Options and (ii) the payment of the Holder Damages to the Holder Representative in accordance with Section 10.3(a), the Holder Representative shall distribute the Holder Damages to the Termination Date Holders, pro rata in accordance with their respective Termination Percentages, subject to any applicable withholding; provided, however, that payment of any Holder Damages in respect of a Damaged Option granted to a Termination Date Holder who was an employee or independent contractor of the Company or any of its Subsidiaries subject to Section 409A of the Code at any time during the taxable year of such employee or independent contractor in which such Damaged Option was granted shall in all events be subject to the Termination Date Holder’s continued employment with the Company or its Subsidiaries through the date on which Holder Damages are distributed and any Holder Damages not distributed with respect to a Damaged Option by reason of this proviso (such a Damaged Option, an “Excluded Damaged Option”) shall be distributed among all other Termination Date Holders pro rata in accordance with their respective Termination Percentages as determined without regard to any Excluded Damaged Options. For the purposes of this Agreement, “Termination Percentage”means, with respect to any Termination Date Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of shares of Common Stock held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement and (B) the number of shares of Common Stock issuable upon the exercise in full of any Damaged Options held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, divided by (y) (i) the sum of the aggregate number shares of Common Stock held by all holders as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Damaged Options held by all holders as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement.

(d) Notwithstanding anything to the contrary in this Section 10.3, claims for Holder Damages shall be brought solely by the Holder Representative, on behalf of and as agent to the Termination Date Holders, and no holder of Common Stock or Options shall be entitled to assert a claim for Holder Damages.

10.4 Termination Fee.

(a) In the event that (i) Buyer terminates this Agreement pursuant to Section 10.1(b)(ii) or the Company terminates this Agreement pursuant to Section 10.1(c)(ii) and at the time of such termination (A) any of the conditions set forth in Section 9.1(a) or Section 9.1(b) (due to any Governmental Order issued under any antitrust or competition Law, or in connection with any approval, clearance, consent, or filing thereunder) has not been satisfied and (B) all other conditions to the obligations of Buyer and Merger Sub to consummate the Merger set forth in Section 9.1 and 9.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), (ii) Buyer terminates this Agreement pursuant to Section 10.1(b)(iii) or the Company terminates this Agreement pursuant to Section 10.1(c)(iii), in each case, due to any final, non-appealable Governmental Order issued under any antitrust or competition Law, or in connection with any approval, clearance, consent, or filing thereunder, or (iii) the Company terminates this Agreement pursuant to Section 10.1(c)(i) as a result of Buyer’s or Merger Sub’s breach of its obligations under Section 7.1, then Buyer shall pay to the Company, without offset or deduction of any kind, a non-refundable fee in the amount of fifty million U.S. dollars (US$50,000,000) (the “Termination Fee”) by wire transfer of same-day funds, no later than two (2) Business Days following such termination; provided that, in the event any portion of the Termination Fee constitutes Holder Damages, the Company will provide a separate account for the receipt of such portion, as directed by the Holder Representative.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is payable pursuant to Section 10.4(a), neither Buyer nor Merger Sub shall have any liability of any nature whatsoever to the Company or any holders of Common Stock or Options or any other Person with respect to any breach of this Agreement or the failure of the Closing to occur, other than the liability of Buyer and Merger Sub to pay the Termination Fee in accordance with Section 10.4(a); provided, however, that if Buyer fails promptly to pay the Termination Fee when due, (A) Buyer shall additionally pay to the Company interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the rate of two percent (2%) per annum and (B) if, in order to obtain such payment, the Company commences a suit against Buyer, the non-prevailing party shall reimburse the prevailing party for its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. The Company, Buyer and Merger Sub acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company and, if applicable the Termination Date Holders, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(c) The Company, Buyer and Merger Sub acknowledge and agree that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Merger Sub nor the Company would enter into this Agreement.

ARTICLE XI.
HOLDER REPRESENTATIVE

11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Stock and the Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated TC Group IV Managing GP, L.L.C. as the initial Holder Representative, and approval of this Agreement by the holders of Common Stock shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination) (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Common Stock or any of the holders of Options.

11.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Common Stock or Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Allocable Expenses and to pay such Holder Allocable Expenses in accordance with Section 3.5, (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders and (iii) in connection with a termination of this Agreement, determine the Holder Damages, if any, and collect and distribute (and withhold from, if applicable) such Holder Damages in accordance with Section 10.3. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to Buyer, the Company or any holder of Common Stock or Options, or any Termination Date Holder, with respect to actions taken or omitted to be taken in its capacity as the Holder Representative while acting in good faith and in the exercise of its reasonable judgment. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.5 or 10.3 and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.5 or 10.3, released from the Escrow Funds for the benefit of Pre-Closing Holders and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification from the Pre-Closing Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 3.5 exceed the Holder Allocable Expenses, prior to the final release of the Escrow Funds, the Holder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement to the Pre-Closing Holders as Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount become part of the Indemnification Escrow Funds or the Adjustment Escrow Funds or otherwise become payable to Buyer.

ARTICLE XII.
INDEMNIFICATION

     12.1 Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for twelve (12) months after the Closing Date (the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive until such covenant is performed. No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any covenant (excluding this Article XII) that provides for performance following the Closing) may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII, specifying, in reasonable detail, the basis of the claim, and (ii) to the extent arising out of a third party claim relating to Taxes (including any claim by any Governmental Authority) asserted prior to the Survival Expiration Date, (A) such third party has actually commenced a lawsuit, action or regulatory proceeding or issued a written notice of proposed adjustment, assessment or deficiency or the equivalent (whether in draft, proposed or final form), in each case, with respect to the specific matters addressed in such claim and (B) such claim is made in respect of a reasonably expected amount of Damages in connection with such third party claim.

     12.2 Indemnification.

     (a) Subject to Section 12.4, from and after the Closing, Buyer and its Subsidiaries and its and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Buyer Indemnified Parties”) shall be entitled to indemnification (and to be held harmless and defended) solely from the Indemnification Escrow Funds for any and all Damages to the extent arising from (i) any breach of any representation or warranty the Company has made in this Agreement, (ii) any breach by the Company of any covenant or agreement of the Company in this Agreement (other than Section 6.2 or 8.1) that, by its terms, provides for performance by the Company prior to the Closing, (iii) Pre-Closing Taxes, (iv) any payments made pursuant to Section 11.2 of the Membership Interest Purchase Agreement dated as of October 15, 2012 by and among Booz Allen Hamilton Engineering Holding Co., LLC, ARINC Incorporated and ARINC Engineering Services, LLC, (v) Holder Allocable Expenses to the extent in excess of the amount deducted from the Merger Consideration pursuant to Section 3.1(c), (vi) any Unpaid Company Transaction Expenses that were not included in the Closing Date Unpaid Transaction Expenses for purposes of the adjustment pursuant to Section 3.4, or (vii) failure to satisfy the shareholder approval requirements set forth in Section 280G(b)(5)(B) of the Code described in Section 6.5.

     (b) Subject to Section 12.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Holder Representative and the Pre-Closing Holders and its and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Seller Indemnified Parties”) for any and all Damages to the extent arising from (i) any breach of any representation or warranty Buyer or Merger Sub has made in this Agreement or (ii) any breach by Buyer or Merger Sub of any covenant or agreement of Buyer or Merger Sub in this Agreement (other than Section 8.1).

     (c) The amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

     12.3 Indemnification Claim Procedures.

     (a) If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s good faith estimate of the amount of Damages that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to the Survival Expiration Date.

     (b) If an Indemnitor either unconditionally and irrevocably (i) acknowledges in writing its obligation to indemnify the Indemnified Party with respect to any Action subject to any such Indemnification Claim or (ii) agrees to bear the reasonable fees, costs and expenses of one separate counsel of the Indemnified Party, the Indemnitor may elect at any time to assume and thereafter conduct the defense of such Action with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), except that no such approval shall be required if the terms of such settlement (w) provide for a unconditional and irrevocable complete release of the claims that are the subject of such Action in favor of the Indemnified Party, (x) obligate the Indemnitor to pay the full amount of Damages in connection with such Action, (y) do not provide for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates, and (z) does not include an admission of wrongdoing that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within sixty (60) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) and (B) if at any time the Indemnitor acknowledges in writing that such Action is a Damage subject to this Article XII, the Indemnitor may thereafter assume the defense of such Action. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Holder Representative as the Indemnitor, at the election of the Indemnitor, the costs and expenses of such defense of, and any payment in respect of, any Action, including any settlement thereof, shall be paid from the Indemnification Escrow Funds, and Buyer and the Holder Representative shall instruct the Escrow Agent to disburse such portion of the Indemnification Escrow Funds as is reasonably requested in writing by the Holder Representative to pay such costs and expenses or other amounts. Should the Indemnitor elect to assume the defense of any Action, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof as long as the Indemnitor diligently conducts such defense; provided that, if (i) in any Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such claim or (ii) any Indemnitor fails to provide reasonable assurance to the Indemnified Party (upon request of the Indemnified Party) of such Indemnitor’s financial capacity to defend such Action and provide indemnification with respect thereto, such Indemnified Party will have the right to employ separate counsel to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel will be paid by such Indemnitor.

     (c) If any Indemnified Party becomes aware of any circumstances that may give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s reasonable good faith estimate of the amount of Damages that may arise from such circumstances, and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.2(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Indemnification Claim is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.2(c) prior to the Survival Expiration Date.

     (d) At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

     (e) Notwithstanding the provisions of this Section 12.3, the foregoing procedures shall not be required with respect to a claim from the Indemnification Escrow Amount for Taxes shown as due on the face of an originally filed Pre-Closing Tax Return or Straddle Period Tax Return prepared in accordance with Section 8.4(a).

     12.4 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XII will be limited as follows:

     (a) Indemnification Cap. The aggregate amount of Damages for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will not exceed the Indemnification Escrow Amount. The Indemnification Escrow Funds then remaining in escrow shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 12.2(a). The aggregate amount of Damages for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to this Article XII (other than Section 12.2(b)(ii) in respect of a breach of the covenants contained in Section 3.2(a), the penultimate sentence of Section 3.2(b), Section 3.2(c), Section 3.5 and Section 3.6) will not exceed the Indemnification Escrow Amount.

     (b) Claims Basket. Other than with respect to any claim by Buyer with respect to Section 3.4(d), the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article XII with respect to any claim for indemnification unless and until the amount of Damages (excluding costs and expenses of Buyer Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Buyer Indemnified Parties that are the subject of such claim and all claims arising from the same or substantially related facts, events or circumstance exceeds fifty thousand U.S. dollars (US$50,000) (the “Per-Claim Basket”), and the Buyer Indemnified Parties shall only be entitled to indemnification pursuant to this Article XII to the extent the aggregate amount of all Damages (excluding costs and expenses of Buyer Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article XII (excluding claims subject to the applicable Per-Claim Basket) exceeds two million five hundred thousand U.S. dollars (US$2,500,000) (the “Basket Amount”), and the Buyer Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. Other than with respect to any claim for breach by Buyer of any covenants set forth in Section 3.2(a),the penultimate sentence of Section 3.2(b), Section 3.2(c), Section 3.4(d), Section 3.5 and Section 3.6, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to this Article XII with respect to any claim for indemnification unless and until the amount of Damages (excluding costs and expenses of Seller Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Seller Indemnified Parties that are the subject of such claim and all claims arising from the same or substantially related facts, events or circumstance exceeds the Per-Claim Basket, and the Seller Indemnified Parties shall only be entitled to indemnification pursuant to this Article XII to the extent the aggregate amount of all Damages (excluding costs and expenses of Seller Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XII (excluding claims subject to the applicable Per-Claim Basket) exceeds the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount.

     (c) Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the net amount of insurance proceeds, Tax benefits, indemnification payments and other third-party recoveries to which any Indemnified Party actually receives in respect of any Damages incurred by such Indemnified Party (after deducting costs and expenses incurred in connection with recovery of such proceeds). In the event any Indemnified Party is entitled to any insurance proceeds, Tax benefits, indemnity payments or any third-party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article XII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment (less any costs and expenses incurred in connection with recovery of such proceeds). If such a refund is required and the applicable indemnification payments were paid from the Indemnification Escrow Funds, (i) if prior to the Survival Expiration Date, such amount will be deposited with the Escrow Agent to be held with the remaining Indemnification Escrow Funds and (ii) thereafter, such amount will be paid to the Holder Representative for the account of the Pre-Closing Holders.

     (d) Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

     (e) Expenses. In the event that the Holder Representative assumes any defense of any Action for which a Buyer Indemnified Party has sought indemnification, reasonable expenses incurred by any Seller Indemnified Party in connection therewith, including reasonable legal costs and expenses, shall constitute Damages for purposes of determining the maximum aggregate amount to which the Buyer Indemnified Parties shall be entitled pursuant to Section 12.4(a).

     (f) Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any special, punitive or exemplary damages, other than special, punitive or exemplary damages that are components of awards against a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, in actions by third parties to the extent that any such judgment award is subject to indemnification pursuant to Article XII.

     (g) Damages Reserved for on the Closing Balance Sheet. No Buyer Indemnified Party shall be entitled to indemnification for any Damages to the extent included or reflected in a contra-asset, liability or obligation accrued or reserved for or otherwise included in the calculation of the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Unpaid Company Transaction Expenses.

     (h) Effect of Investigation. All representations, warranties, covenants and agreements made by the Company in this Agreement shall be unaffected by any investigation made by or on behalf of Buyer (whether before, on or after the date hereof or before, on or after the Closing Date), (ii) knowledge obtained (or capable of being obtained) as a result of such investigation or otherwise, or (iii) Buyer’s participation in the preparation of the schedules pursuant to this Agreement.

     (i) No Duplicate Claims. In the event a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Buyer Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.

     (j) Waiver. The waiver of any condition based on the accuracy of any representation or warranty pursuant to this Agreement, or on the performance of or compliance with any covenant, agreement or obligation pursuant to this Agreement, will not affect any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements or obligations.

     12.5 Mitigation of Damages. An Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XII.

     12.6 Indemnification Escrow Funds. Claims for Damages pursuant to Section 12.2(a) shall be paid solely out of the Indemnification Escrow Funds pursuant to the terms of the Escrow Agreement. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration.

     12.7 Indemnification Sole and Exclusive Remedy.

          Except with respect to claims for injunctive or equitable remedies or with respect to fraud, following the Closing, indemnification pursuant to this Article XII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Buyer, Merger Sub, the Company, the Holder Representative or any Pre-Closing Holder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XII. Furthermore, Buyer, Merger Sub, the Company, the Holder Representative (on behalf of itself and the Pre-Closing Holders) acknowledge and agree that:

          (i) the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

          (ii) other than with respect to fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any Action otherwise arising out of or related to the Merger and the other transactions contemplated by this Agreement shall be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

          (iii) the provisions of and the limited remedies provided in this Article XII were specifically bargained for among the parties and were taken into account by the parties in arriving at the Merger Consideration (and the Cash Per Fully-Diluted Common Share);

          (iv) after the Closing, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and

          (v) the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

For the avoidance of doubt, any adjustments made to the Merger Consideration pursuant to Section 3.4 shall not be considered “remedies” for purposes of this Section 12.7 and shall not be limited by the terms of this Section 12.7.

     12.8 Release of Escrow. The Escrow Agreement shall specify that the Indemnification Escrow Funds (if any) shall be released to the Pre-Closing Holders in accordance with such holders’ relative Escrow Percentages on the third Business Day following the Survival Expiration Date; provided, however, that if any claim pursuant to Article XII shall have been properly asserted by any Buyer Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remain pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Funds released to the Pre-Closing Holders shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Pre-Closing Holders entitled to receive the Merger Consideration in accordance with such holders’ relative Escrow Percentages promptly upon resolution or (if applicable) satisfaction of such Pending Claim; provided further the distribution to the Pre-Closing Holders of the portion of the Indemnification Escrow Funds with respect to such Pending Claim will be reduced by such amounts as are necessary so that the Indemnification Escrow Funds, if any, remaining in escrow after such distribution will not be less than the aggregate amount of any then outstanding and unresolved Pending Claims. In each case in which this Section 12.8 provides for the release of Indemnification Escrow Funds, each of Buyer and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 12.8 and the Escrow Agreement.

ARTICLE XIII.
MISCELLANEOUS

13.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 13.10) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a)	If to Buyer or Merger Sub, to:

Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa 52498
Attention: Gary R. Chadick
Telecopy No.: (319) 295-3599
Email: grchadic@rockwellcollins.com

with copies to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Marc A. Alpert
Telecopy No.: (646) 710-5491
Email: malpert@chadbourne.com

(b)	If to the Company, prior to the Closing, to:

Radio Holdings, Inc.
2551 Riva Road
Annapolis, MD 21401
Telecopy No: (410) 573-3278
Attention: John Belcher
Katherine Richards
Email: jbelcher@arinc.com
krichard@arinc.com

with copies to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: David I. Brown
Telecopy No.: (202) 637-2201
Email: david.brown@lw.com

and to the Holder Representative:

TC Group IV Managing GP, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Ian Fujiyama
Telecopy No.: (202) 347-1818
Email: ian.fujiyama@carlyle.com

(c)	If to the Holder Representative, to:

TC Group IV Managing GP, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Ian Fujiyama
Telecopy No.: (202) 347-1818
Email: ian.fujiyama@carlyle.com

with copies to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: David I. Brown
Telecopy No.: (202) 637-2201
Email: david.brown@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that Buyer and Merger Sub may (without obtaining any consent) assign their rights, interests or obligations under this Agreement, in whole or in part, to any successor to all or any portion of Buyer’s business or to any Affiliate of Buyer; provided, that no such assignment shall relieve Buyer or Merger Sub of its obligations or liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons and past, present and future officers, directors and employees of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2 and Section 7.3, as applicable, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Articles II and III, (iii) the Termination Date Holders are intended third-party beneficiaries of the obligations of Buyer and Merger Sub hereunder and, in the event of a termination of this Agreement, the Holder Representative shall be entitled to enforce the right of the Termination Date Holders to recover for breach of such obligations under Sections 10.2 and 10.3, and (iv) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15 and (v) Prior Company Counsel shall be intended third party beneficiaries of Section 13.16 (as it may be amended in accordance with the terms thereof).

13.5 Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.5 or Section 10.3), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.4; provided, further, that Buyer shall pay all stamp taxes or other transfer taxes payable as a result of the Merger or the consummation of the transactions contemplated hereby; provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby, and (ii) Buyer shall pay all fees and expenses in connection with any of its financing arrangements in connection with the transactions contemplated by this Agreement, if any.

13.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Escrow Agreement and that certain Confidentiality Agreement dated as of May 13, 2013, as amended on July 18, 2013, between Buyer and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the Escrow Agreement and the Confidentiality Agreement.

13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.10 to the extent permitted under Section 251(d) of the DGCL.

13.11 Publicity. The Company and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except that each of Buyer, the Company and their respective Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which Buyer, the Company or any of their respective Subsidiaries is a party. The Company and Buyer and Merger Sub agree to keep the terms of this Agreement that are not filed with the U.S. Securities and Exchange Commission pursuant to the subsequent sentence confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations; provided, that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 13.11 or such confidentiality obligations by the recipients of its disclosure). Notwithstanding the foregoing, the Company acknowledges and agrees that Buyer will be required to file this Agreement (but not the Schedules and Annexes to this Agreement, the Escrow Agreement or the Confidentiality Agreement) with the U.S. Securities and Exchange Commission.

13.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall use commercially reasonable efforts to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.13 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.13(a).

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 13.13(b).

13.14 Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

13.15 Non-Recourse. Other than any claim or cause of action for fraud against any Person who committed such fraud, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby (other than any liability for fraud by any Person who committed such fraud).

13.16 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Each of Buyer and the Company hereby waives and shall not assert, and agrees after the Closing to cause any other applicable Affiliates of Buyer and the Company to waive and to not assert after the Closing, any conflict of interest arising out of or relating to the representation (the “Post-Closing Representation”) of the Holder Representative, one or more Pre-Closing Holders, the Company, or any of its Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel (“Prior Company Counsel”) currently representing any Designated Person in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”). Without limiting the foregoing, Buyer and the Company agree that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Company Counsel prior to the Closing.

(b) Attorney-Client Privilege. Buyer waives and shall not assert, and agrees after the Closing to cause the Company and its Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication between any Prior Company Counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Holder Representative; provided that the foregoing shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or related disputes, or to communications with any Person other than the Designated Persons and their advisors. Furthermore, Buyer acknowledges and agrees that any advice given to or communication with any of the Designated Persons (other than the Company and its Subsidiaries) shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons (other than the Company and its Subsidiaries); provided that the foregoing shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or related disputes, or to communications with any Person other than the Designated Persons and their advisors. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 13.16 shall be irrevocable, and no term of this Section 13.16 may be amended, waived or modified, without the prior written consent of the Holder Representative.

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     IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ROCKWELL COLLINS, INC.

By:	/s/ Robert K. Ortberg
Name:	Robert K. Ortberg
Title:	President and Chief Executive Officer

AVATAR MERGER SUB, INC.

By:	/s/ Robert K. Ortberg
Name:	Robert K. Ortberg
Title:	President

RADIO HOLDINGS, INC.

By:	/s/ John M. Belcher
Name:	John M. Belcher
Title:	President

TC GROUP IV MANAGING GP, L.L.C., solely in
its capacity as the initial Holder Representative
hereunder

By:	/s/ Ian Fujiyama
Name:	Ian Fujiyama
Title:	Managing Director